                                                                   EXHIBIT 10.17

                              AMENDED AND RESTATED
                                CREDIT AGREEMENT

                                  C$30,000,000

                                      AMONG

                             THOMAS & BETTS, LIMITED
                         AND ANY DESIGNATED SUBSIDIARIES
                            WHICH MAY BECOME A PARTY
                     TO THIS AGREEMENT, AS SOLIDARY BORROWER

                                     - AND -

                       CANADIAN IMPERIAL BANK OF COMMERCE
                      AND ANY OTHER FINANCIAL INSTITUTIONS
             WHICH MAY BECOME A PARTY TO THIS AGREEMENT, AS LENDERS

                                    - WITH -

                       CANADIAN IMPERIAL BANK OF COMMERCE
                                    AS AGENT

                          DATED AS OF DECEMBER 27, 2001

                                TABLE OF CONTENTS

ARTICLE I INTERPRETATION............................................................           1

   1.1     Definitions..............................................................           1
   1.2     Headings and Table of Contents...........................................           9
   1.3     References...............................................................           9
   1.4     Rules of Interpretation..................................................          10
   1.5     Accounting Terms.........................................................          10
   1.6     Currency.................................................................          10

ARTICLE II REPRESENTATIONS AND WARRANTIES...........................................          10

   2.1     Representations and Warranties of the Lead Borrower......................          10

ARTICLE III AMOUNTS AND TERMS OF THE CREDIT FACILITY................................          12

   3.1     Obligations of Each Lender...............................................          12
   3.2     Margined Limit of the Credit Facility....................................          13
   3.3     Use of the Credit Facility...............................................          13
   3.4     Selection of Designated Subsidiaries.....................................          13

ARTICLE IV MECHANICS OF DRAWDOWNS AND CONVERSIONS...................................          14

   4.1     Borrowing by Designated Subsidiary.......................................          14
   4.2     Prime Rate Loans.........................................................          14
   4.3     Base Rate Loans..........................................................          14
   4.4     LIBOR Loans..............................................................          15
   4.5     Bankers' Acceptances.....................................................          15
   4.6     Repayment and Renewal of Bankers' Acceptances............................          16
   4.7     Discounted Advances in lieu of Bankers' Acceptances......................          16
   4.8     Pro Rata Treatment of Borrowings.........................................          17
   4.9     Adjustments of US Dollar Borrowings to the Equivalent Amount.............          17

ARTICLE V CONVERSIONS AND REPAYMENTS................................................          17

   5.1     Conversion of Borrowings.................................................          17
   5.2     Repayments of Borrowings.................................................          18
   5.3     Optional Reduction of Available Commitment...............................          18

ARTICLE VI EVIDENCE OF INDEBTEDNESS.................................................          18

   6.1     Evidence of Indebtedness.................................................          18

ARTICLE VII INTEREST................................................................          19

   7.1     Payment of Interest on Prime Rate Loans..................................          19
   7.2     Payment of Interest on Base Rate Loans...................................          19
   7.3     Payment of Interest on LIBOR Loans.......................................          19
   7.4     Interest on Overdue Interest.............................................          20

ARTICLE VIII FEES...................................................................          20

   8.1     Commitment Fee...........................................................          20
   8.2     Stamping Fees............................................................          20

   8.3     Structuring Fee..........................................................          20
   8.4     Syndication and Agencies Fees............................................          20

ARTICLE IX LETTERS OF CREDIT AND OVERDRAFT CARVE-OUT................................          21

   9.1     Letters of Credit and Overdraft Carve-Out................................          21

ARTICLE X CHANGES IN CIRCUMSTANCES..................................................          21

   10.1    Increased Costs..........................................................          21
   10.2    Illegality...............................................................          22
   10.3    Substitute Basis - Alternate Interest Rate...............................          23

ARTICLE XI PAYMENTS, TAXES AND INDEMNITY............................................          23

   11.1    Time and Place of Payments...............................................          23
   11.2    Payments Net of Taxes....................................................          23
   11.3    Expenses and Indemnity...................................................          24
   11.4    Survival of Indemnification..............................................          25
   11.5    Repayment or Conversion of Locked-in Borrowings..........................          25
   11.6    Calculation of Breakage Costs............................................          25
   11.7    Application of Payments..................................................          25

ARTICLE XII PREDISBURSEMENT CONDITIONS..............................................          26

   12.1    Conditions Precedent to Initial Borrowing................................          26
   12.2    Conditions Precedent to all other Borrowings.............................          27
   12.3    Waiver...................................................................          27

ARTICLE XIII COVENANTS..............................................................          28

   13.1    Affirmative Covenants of the Borrower....................................          28
   13.2    Affirmative Covenants of the Lead Borrower...............................          29
   13.3    Negative Covenants of the Borrower.......................................          30

ARTICLE XIV EVENTS OF DEFAULT.......................................................          31

   14.1    Events of Default........................................................          31
   14.2    Acceleration.............................................................          33
   14.3    Remedies Cumulative......................................................          33
   14.4    Waivers..................................................................          33
   14.5    Set-Off..................................................................          33

ARTICLE XV THE AGENT................................................................          34

   15.1    Authorization of Agent...................................................          34
   15.2    Arrangements for Borrowings..............................................          34
   15.3    Arrangements for Repayment of Borrowings.................................          35
   15.4    Repayment by Lenders to Agent............................................          35
   15.5    Disclaimer of Agent......................................................          36
   15.6    Acknowledgment of Lenders................................................          36
   15.7    Successor Agent..........................................................          36
   15.8    Notices between Lenders and Agent........................................          37
   15.9    Duties and Obligations of Agent..........................................          37
   15.10   Indemnification of Agent.................................................          38

   15.11   Sharing among Lenders....................................................          38
   15.12   Actions and Enforcement of Remedies......................................          39
   15.13   Provisions Operative Between Lenders and Agent Only......................          39
   15.14   Relations with Borrower..................................................          39
   15.15   Amendment of Article XV..................................................          40
   15.16   Agency...................................................................          40
   15.17   Sharing of Information...................................................          40
   15.18   No Partnership...........................................................          40
   15.19   Confidentiality..........................................................          40

ARTICLE XVI JURISDICTION AND GOVERNING LAW..........................................          41

   16.1    Governing Law............................................................          41
   16.2    Submission to Jurisdiction...............................................          41
   16.3    Judgment Currency........................................................          41

ARTICLE XVII SUCCESSORS AND ASSIGNS.................................................          42

   17.1    Successors and Assigns...................................................          42
   17.2    Syndication and Sale of Participations...................................          42

ARTICLE XVIII NOTICE................................................................          43

   18.1    Address for Notice.......................................................          43
   18.2    Notice...................................................................          43

ARTICLE XIX MISCELLANEOUS...........................................................          44

   19.1    Severability.............................................................          44
   19.2    Survival of Representations..............................................          44
   19.3    Waivers, Amendments, etc.................................................          44
   19.4    Further Assurances.......................................................          45
   19.5    No Novation..............................................................          45
   19.6    Nature of Liability of Borrowers.........................................          45
   19.7    Lead Borrower as Agent of the Borrower...................................          45
   19.8    Counterparts.............................................................          46

ARTICLE XX LANGUAGE.................................................................          46

   20.1    Language.................................................................          46

                                    ARTICLE I
                                 INTERPRETATION

1.1      DEFINITIONS

         In this Agreement and the Schedules hereto and in all notices pursuant to this Agreement, unless something in the subject matter or context is inconsistent therewith, the following words and phrases shall have the following meanings:

(a) "AFFILIATE" means any Person (other than a Subsidiary) which is controlled by or is under common control with the Lead Borrower. As used herein, the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

(b) "AGENT" means Canadian Imperial Bank of Commerce when acting in its capacity as Agent hereunder and includes any successor agent appointed pursuant to Section 15.7;

(c) "AGREEMENT" means this Amended and Restated Credit Agreement, and any future amendments, extensions, restatements or supplements to it;

(d)      "APPLICABLE BASE RATE MARGIN" has the meaning attributed to it in
         Section 1.1(e) below;

(e) "APPLICABLE MARGIN" means, as the case may be, the Applicable Prime Rate Margin, the Applicable Base Rate Margin, the Applicable LIBOR Margin, the Commitment Fee Rate and the Letter of Credit Fee Rate as follows:

         (i) for the period commencing on the Closing Date to and including the first Performance Pricing Determination Date, (w) for any Prime Rate Loans, Base Rate Loans and LIBOR Loans, the Applicable Prime Rate Margin, Applicable Base Rate Margin and Applicable LIBOR Margin shall be 0.25% per annum, (x) for any Borrowing by way of Bankers' Acceptances, the Applicable Stamping Fee shall be 1.75% per annum; (y) the Commitment Fee Rate shall be 0.275% per annum and (z) the Letter of Credit Fee Rate shall be 2.25% per annum; and

         (ii) from and after the first Performance Pricing Determination Date, the Applicable Margin shall be the percentage determined on each Performance Pricing Determination Date by reference to the table set forth below as to each such type of Borrowing and the Fixed Charge Ratio (sometimes referred to herein as the "TEST RATIO") as determined as of the end of the fiscal quarter of the US Parent ending immediately prior to such Performance Pricing Determination Date as follows:

                            APPLICABLE
                           LIBOR MARGIN,
                          APPLICABLE BASE
                            RATE MARGIN
                          AND APPLICABLE      APPLICABLE       COMMIT-       LETTER OF
                            PRIME RATE         STAMPING       MENT FEE      CREDIT FEE
TEST RATIO                    MARGIN              FEE           RATE           RATE
--------------------------------------------------------------------------------------
Level I: If the Test
Ratio is greater than            0%              1.50%          0.25%            2%
1.20 to 1.00

Level II: If the Test
Ratio is less than or         0.25%              1.75%         0.275%         2.25%
equal to 1.20 to 1.00

                  The Applicable Margin shall be subject to reduction or increase, as applicable and as set forth in the table above, on a quarterly basis according to the performance of the US Parent as measured by the Test Ratio for the immediately preceding four (4) fiscal quarters of the US Parent; provided, however, that the Test Ratio measured (x) for December 31, 2001 shall be calculated for the immediately preceding fiscal quarter, (y) for March 31, 2002 shall be calculated for the immediately preceding two (2) fiscal quarters, and (z) for June 30, 2002, shall be calculated for the immediately preceding three (3) fiscal quarters. Except as set forth in the last sentence hereof, any such increase or reduction in the Applicable Margin provided for herein shall be effective on the Performance Pricing Determination Date; provided, however, that any reduction in the Applicable Margin shall not apply to any LIBOR Loans outstanding on the Performance Pricing Determination Date that have an interest period commencing prior to the Performance Pricing Determination Date. If the financial statements of the US Parent are not received by the Agent by the date required pursuant to this Agreement, the Applicable Margin shall be determined as if the Test Ratio exceeds the ratio set forth as Level I in the foregoing table until such time as such financial statements are received and any Event of Default resulting from a failure to timely deliver such financial statements is waived in writing by the Agent. For the final fiscal quarter of any fiscal year, the Lead Borrower may provide the unaudited financial statements of the US Parent, subject only to year-end adjustments, for the purpose of determining the Applicable Margin; provided, however, that if, upon the timely delivery of the annual audited financial statements required to be submitted by the Borrower to the Agent pursuant to this Agreement, it is determined that an Applicable Margin other than as determined based upon the unaudited financial statements should have been in effect for the final quarter of such fiscal year then ended, then (a) effective on the first day of the month following receipt by the Agent of such audited financial statements, the Applicable Margin shall be the Applicable Margin that would have been in effect if the unaudited financial statements of the US Parent for the final fiscal quarter of such fiscal year then ended had been consistent with the annual audited financial statements, and (b) the Borrower shall pay to the Agent, for the benefit of the Lenders, or the Agent shall credit the account of the Borrower, on the first day of the month following receipt by the Agent of such audited financial statements, an amount equal to the difference between (y) the amount of interest or fees that would have been paid on the principal amount of the Borrowings using the Applicable Margin determined based upon such audited financial statements and (z) the amount of interest or fees actually paid during the period in which the reduction of the Applicable Margin was in effect based upon the unaudited financial statements of such final fiscal quarter of the fiscal year then ended;

(f) "APPLICABLE LIBOR MARGIN" has the meaning attributed to it in Section 1.1(e) above;

(g)      "APPLICABLE PRIME RATE MARGIN" has the meaning attributed to it in
         Section 1.1(e) above;

(h) "AVAILABLE COMMITMENT" means the amount of the Total Commitment (to the extent not cancelled or terminated pursuant to the provisions hereof), less any commitment cancellations made by the Borrower from time to time pursuant to Section 5.3;

(i) "BANKERS' ACCEPTANCE" any draft issued by the Borrower and accepted by a Lender under Section 4.5 of this Agreement, and includes among other things a depository bill under the Depository Bills and Notes Act (Canada) and a bill of exchange under the Bills of Exchange Act (Canada);

(j) "BASE RATE" means on any particular day, the greater of (i) the rate of interest per annum most recently determined by the Agent as the reference rate then in effect for determining interest rates on US Dollar commercial demand loans made by it in Canada to its prime commercial borrowers, and (ii) the Federal Funds Rate plus one percent (1%);

(k) "BASE RATE LOAN" means a Borrowing denominated in US Dollars and bearing interest at the Base Rate in accordance with Section 7.2;

(l) "BORROWER" means, at any time, the Lead Borrower and all the entities that are then Designated Subsidiaries;

(m) "BORROWING BASE" means, as at any time, as determined by the Agent, the amount resulting from the calculation referred in Section 3.2 hereof;

(n) "BORROWING" means a utilization of the Credit Facility by way of Prime Rate Loans, Base Rate Loans, LIBOR Loans, Bankers' Acceptances (or Discounted Advances), or letters of credit, and "BORROWINGS" means the aggregate of all such utilizations outstanding at any particular time;

(o) "BRANCH OF ACCOUNT" means, with respect to each Lender, including the Agent, the branch of such Lender at the address shown next to its name on the signature page hereof, or such other branch in Canada as the Lender may from time to time advise the Agent and the Borrower in writing;

(p) "BUSINESS DAY" means any day (other than a Saturday or Sunday) during which each Lender is open to transact business in the ordinary course at its Branch of Account and, in the case of a LIBOR Loan, during which money market transactions and dealings between banks in foreign currency and exchange may be carried out in Montreal, Toronto, New York and London (England);

(q) "CALENDAR QUARTER" means any three-month period ending on the Sunday closest to March 31st, June 30th, September 30th and December 31st (either before or after);

(r) "CANADIAN DOLLARS" and the symbol "C$" each mean the lawful money of Canada;

(s)      "CLOSING DATE" means December 27, 2001;

(t) "COMMITMENT" means the several obligation of each Lender to make available to the Borrower its Pro Rata Share of the Total Commitment;

(u) "COMMITMENT FEE RATE" has the meaning attributed to it in Section 1.1(e) above;

(v) "CONSOLIDATED SUBSIDIARY" means, at any date, any Subsidiary or other entity the accounts of which would be consolidated with those of the Lead Borrower in its consolidated financial statements if such statements were prepared as of such date;

(w) "CONVERSION DATE" means any Business Day which the Borrower has notified the Agent at the Agent's Branch of Account as the date on which it has elected to convert a Borrowing or a portion thereof pursuant to Section 5.1;

(x) "CREDIT FACILITY" means the facility which the Lenders are hereby making available to the Borrower pursuant to and subject to this Agreement;

(y) "DESIGNATED SUBSIDIARY" means a Subsidiary which the Lead Borrower has so designated pursuant to Section 3.4 hereof and which, at the particular time, remains a Designated Subsidiary; as at the Closing Date, the only Designated Subsidiary is T&B Commander Limited Partnership;

(z) "DEFAULT" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default;

(aa) "DISCOUNTED ADVANCES" means the Borrowings or portion thereof made available to the Borrower by a Lender that is not a Canadian chartered bank, in lieu of Bankers' Acceptances, pursuant to Section 4.7;

(bb) "DRAWDOWN DATE" means any Business Day which the Borrower has notified the Agent at the Agent's Branch of Account as a date on which a Borrowing is to be made hereunder;

(cc) "EBITDA" means, with respect to any fiscal period, the Lead Borrower's net earnings (or loss) minus extraordinary gains (plus extraordinary losses), plus, to the extent deducted from such net earnings, interest expense, income taxes, and depreciation and amortization for such period, as determined in accordance with GAAP;

(dd) "ELIGIBLE INVENTORY" means all of the inventory of the Borrower (valued at the lower of cost, determined using the first-in-first-out method, replacement cost and net realizable value, but in no event valued at greater than fair market value), which consists of finished goods inventory (but in no event work in process), which are subject to the Liens created by the Security Documents, excluding therefrom (i) any supplies, spare parts, goods returned or rejected by customers and are not saleable, (ii) goods to be returned to suppliers, (iii) goods in transit and (iv) goods held under consignment or subject to title retention agreements pending complete payment or subject to any other special arrangement affecting the title of the Borrower;

(ee) "ELIGIBLE ACCOUNTS RECEIVABLE" means, all of the claims, book debts and accounts receivable of the Borrower which are subject to the Liens created by the Security Documents, for which the account debtor is not an Affiliate and is located in Canada or in the United States of America or, if located in another jurisdiction, for which the applicable claim, book debt or account receivable is supported by a letter of credit acceptable to the Agent that has been assigned or charged to the Agent or the Lenders and which are outstanding for less than 90 days, other than such claims, book debts and accounts receivable which are being disputed by the account debtors or are considered to constitute bad debts under generally accepted accounting principles;

(ff) "EQUIVALENT AMOUNT" means, on any date, the amount of original currencies which may be converted to a second currency at the Bank of Canada noon rate on such date;

(gg) "EVENT OF DEFAULT" means any of the events or circumstances specified in Section 14.1;

(hh) "FEDERAL FUNDS RATE" means on any day, a fluctuating rate per annum equal to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System as published by the Federal Reserve Bank of New York;

(ii)     "FIXED CHARGE RATIO" means the ratio of EBITDA to Fixed Charges;

(jj) "FIXED CHARGES" means for any period the sum of (i) interest expense and non-capitalized interest and the interest component of capitalized lease obligations, plus (ii) capital expenditures, plus (iii) taxes, plus (iv) dividends and distributions paid during such period;

(kk)     "FLOATING RATE LOAN" means either a Prime Rate Loan or a Base Rate
         Loan;

(ll)     "GAAP" means:

         - with respect to the financial information of the US Parent, generally accepted accounting principles as in effect from time to time in the United States of America, applied on a basis consistent (except for changes concurred in by the US Parent's independent public accountants) with the most recent audited consolidated financial statements of the US Parent and its Consolidated Subsidiaries delivered to the Lenders; and

         - with respect to the financial information of the Borrower, generally accepted accounting principles as in effect from time to time in Canada, applied on a basis consistent (except for changes concurred in by the Borrower's independent public accountants) with the most recent unaudited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Lenders;

(mm) "HAZARDOUS MATERIAL" means any hazardous substance, pollutant, contaminant, toxic or dangerous waste, substance or material, the disposal, handling, transportation or storage of which is regulated by the laws of Canada or of any Province thereof;

(nn)     "HYPOTHEC" has the meaning ascribed thereto in Section 13.1(l);

(oo) "INTEREST PAYMENT DATE" means the first Business Day of each calendar month;

(pp) "LAWS" includes, as the case may be, codes, statutes, regulations, orders, decrees, rulings, decisions, policies and other rules adopted by competent authorities;

(qq)     "LEAD BORROWER" means Thomas & Betts, Limited;

(rr) "LENDER" means any bank or other financial institution which is an original signatory hereto as lender, and any other financial institution which may hereafter become party hereto in such capacity pursuant to Section 17.2;

(ss) "LETTER OF CREDIT" means a standby letter of credit, a commercial letter of credit or a letter of guarantee denominated in Canadian Dollars or US Dollars issued from time to time by the Canadian Imperial Bank of Commerce at the request of the Borrower in accordance with
         Section 9.1;

(TT) LETTER OF CREDIT FEE RATE" has the meaning attributed to it in Section 1.1(e) above;

(uu) "LIBOR" in relation to each LIBOR Loan means the rate of interest per annum offered by the Agent to leading banks in the London interbank market for deposits in US Dollars in an amount comparable to the principal amount of the LIBOR Loan for which a LIBOR interest rate is then being determined and with maturities comparable to the LIBOR Interest Period for which the applicable LIBOR interest rate will apply, in each case at approximately 11:00 a.m. (London Time) two Business Days prior to the commencement of such LIBOR Interest Period;

(vv) "LIBOR INTEREST PAYMENT DATE" means, with reference to a LIBOR Loan, the last day of its LIBOR Interest Period and if the LIBOR Interest Period selected by the Borrower is for a period longer than three (3) months, the day falling on each three-month anniversary of the first day of such LIBOR Interest Period. If the last day of a LIBOR Interest Period or, in the case of a LIBOR Interest Period longer than three (3) months, the three-month anniversary of the first day of such LIBOR Interest Period, is not a Business Day, the LIBOR Interest Payment Date shall be the Business Day next following;

(ww) "LIBOR INTEREST PERIOD" means, with reference to a LIBOR Loan, the initial period (subject to availability and to Section 4.4 of thirty
         (30), sixty (60), ninety (90) or one hundred and eighty (180) days, commencing with the date on which a LIBOR Loan is made or on which another basis of Borrowing is converted into a LIBOR Loan, and ending on the LIBOR Interest Payment Date falling on the last day of the applicable LIBOR Interest Period, and thereafter (subject to availability and to Section 4.4) each successive period of thirty (30), sixty (60), ninety (90) or one hundred and eighty (180) days;

(xx)     "LIBOR LOAN" means a Borrowing bearing interest in accordance with
         Section 7.3;

(yy) "LIEN" means, with respect to any asset, any hypothec, mortgage, lien, prior claim, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For purposes hereof, the Lead Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset; provided that any transaction (including, without limitation, any sale of accounts receivable) which is treated as a sale of assets under GAAP shall be so treated hereunder and any asset which is so sold shall not be deemed subject to a Lien. It is understood that a contractual grant of a right of set-off does not create a Lien in the absence of an agreement to maintain a balance against which such right may be exercised;

(zz) "LOCKED-IN BORROWING" means any form of Borrowing hereunder, other than Floating Rate Loans;

(aaa) "MAJORITY LENDERS" means the Lenders to which at least 66-2/3% in the aggregate of all Borrowings are owing; provided, however, that if at the time that any such determination must be made, there is no Borrowing outstanding hereunder, then the calculation shall be made on the basis of the Available Commitment at the particular time;

(bbb) "MATERIAL ADVERSE EFFECT" means a serious and material deterioration in the financial condition of the Borrower which, in the reasonable opinion of the Majority Lenders, impairs or is likely to impair its ability to satisfy and perform, on a timely basis, its liabilities and obligations generally as they become due, including those owing hereunder;

(ccc)    "MATURITY DATE" means March 31, 2004;

(ddd) "NOTICE OF BORROWING" means a notice given pursuant to Section 4.2 through Section 4.7 of this Agreement, and includes a notice of conversion given pursuant to Section 5.1, as the case may be;

(eee) "ORIGINAL CREDIT AGREEMENT" means that certain Credit Agreement dated as of March 24, 1999, entered into between Thomas & Betts Corporation and any of its Designated Subsidiaries which may become a party to such agreement, as borrowers, Canadian Imperial Bank of Commerce and any other financial institutions which may become party to such agreement, as lenders, and Canadian Imperial Bank of Commerce, as agent, as amended by First Amendment to Credit Agreement dated as of September 20, 2000, by Waiver and Second Amendment to Credit Agreement dated as of July 1, 2001, by Amended Waiver and Third Amendment to Credit Agreement dated as of August 2, 2001, by the appointment of T&B Commander Limited Partnership as Designated Subsidiary by letter dated August 6, 2000, and by Waivers by the Canadian Imperial Bank of Commerce to Thomas & Betts Corporation, Thomas & Betts, Limited and T&B Commander Limited Partnership dated respectively September 26, 2001, October 11, 2001, November 29, 2001, December 14, 2001 and December 21, 2001;

(fff) "OVERDRAFT" means a Borrowing by way of overdraft, as made available to the Borrower by the Canadian Imperial Bank of Commerce under Section 9.1;

(ggg) "PERFORMANCE PRICING DETERMINATION DATE" means the first Business Day of the calendar month after receipt by Agent of the latest available financial statements of the US Parent;

(hhh) "PERSON" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof;

(iii) "PRIME RATE" means the higher of (i) the annual rate of interest set from time to time by the Agent as its reference rate then in effect for determining interest rates on Canadian Dollar commercial demand loans made by it in Canada to its prime commercial borrowers, and (ii) the sum, expressed as an annual percentage rate, of the Agent's 30-day discount rate then applicable for Bankers' Acceptances as shown at approximately 10:00 a.m. on Reuters' CDOR page plus one percent (1%);

(jjj) "PRIME RATE LOAN" means a Borrowing denominated in Canadian Dollars and bearing interest at the Prime Rate in accordance with Section 7.1;

(kkk) "REVOLVING PERIOD" means the period commencing on the date of this Agreement, and ending on the Maturity Date;

(lll) "SECURITY DOCUMENTS" is the collective reference to (i) the movable hypothecs that the Borrower grants in favour of the Lenders as a continuing collateral guarantee for the execution and payment of the Borrower's obligations under the Credit Agreement, as same may be amended, supplemented or restated from time to time and (ii) the documents pursuant to the terms of which the Borrower assigns its inventory in favour of any Lender that is a bank under the Bank Act (Canada), the whole pursuant to the provisions of Section 427 of the Bank Act (Canada);

(mmm) "SENIOR FINANCIAL OFFICER" means the senior officers of the Borrower from time to time serving as its Vice-President Finance, Treasurer, Assistant-Treasurer or any other senior officer of the Borrower occupying similar functions, whatever its actual title;

(nnn) "STAMPING FEES" means, with respect to Bankers' Acceptances issued pursuant to this Agreement, the fees calculated in accordance with
         Section 8.2;

(ooo) "SUBSIDIARY" means, as to any Person, a corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person. Unless otherwise specified, "SUBSIDIARY" means a Subsidiary of the Lead Borrower;

(ppp) "TOTAL COMMITMENT" means the several obligations of the Lenders to make available to the Borrower an aggregate principal amount of C$30,000,000 (or the Equivalent Amount thereof), to the extent not cancelled, reduced, or terminated pursuant to this Agreement;

(qqq) "US CREDIT AGREEMENT" means the Credit and Security Agreement dated as of November 15, 2001, and entered into between the US Parent, as borrower, the US Lenders listed therein, as lenders, and Wachovia Bank, N.A., as Agent, as the same may be amended, extended, restated or supplemented from time to time;

(rrr) "US DOLLARS" and the symbol "US$" each mean the lawful money of the United States of America in same day available funds or, if such funds are not available, the form of money of the United States of America that is customarily used in the settlement of international banking transactions on the day that a payment is due hereunder.

(sss)    "US LENDERS" means the "Lenders" as defined the US Credit Agreement;

(ttt)    "US PARENT" means Thomas & Betts Corporation;

(uuu)    "427 DOCUMENTS" has the meaning ascribed thereto in Section 13.1(l).

1.2      HEADINGS AND TABLE OF CONTENTS

         The headings of the Sections, the table of contents, the Articles and the Section numbers are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.3      REFERENCES

         Unless something in the subject matter or context is inconsistent therewith, all references to Sections, ARTICLES and Schedules are to Sections, ARTICLES and Schedules to this

Agreement. The words "hereto", "herein", "hereof", "hereunder" and similar expressions mean and refer to this Agreement.

1.4      RULES OF INTERPRETATION

         In this Agreement, unless otherwise specifically provided, the singular includes the plural and vice versa, "in writing" or "written" includes printing, typewriting, and any electronic means of communication capable of being visibly reproduced at the point of reception, including telex, telecopier or telegraph.

1.5      ACCOUNTING TERMS

         All accounting and financial terms used herein, and the compliance with each covenant contained herein which is related to financial matters, shall be determined in accordance with GAAP consistently applied, except to the extent that a deviation therefrom is expressly provided herein or is otherwise expressly permitted by the Agent.

1.6      CURRENCY

         Unless otherwise specifically stated herein or unless it is otherwise apparent from the context, all amounts of principal, interest and fees set forth herein and all other amounts payable by the Borrower to the Lenders or the Agent hereunder are in Canadian Dollars.

                                   ARTICLE II
                         REPRESENTATIONS AND WARRANTIES

2.1      REPRESENTATIONS AND WARRANTIES OF THE LEAD BORROWER

         The Lead Borrower and each Designated Subsidiary represents and warrants to each of the Agent and the Lenders as of the date of this Agreement, all of which representations and warranties shall survive the execution and delivery of this Agreement, that:

(a) it (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of constitution, (ii) is duly authorized to do business wherever the nature of its respective properties or respective activities requires authorization, and (iii) has the power and authority to own its respective properties, to conduct the business in which it is presently engaged and to perform its obligations under this Agreement;

(b) the execution, delivery and the performance by the Borrower of this Agreement (i) have been duly authorized by all necessary actions, (ii) are not in violation of any law, regulation, ordinance or decree, (iii) are not in violation of any term of its incorporating documents or its by-laws, and (iv) will not result in any breach of or constitute a default under or be in conflict with any indenture or loan or credit agreement or any other agreement to which the Borrower is a party or by which it is bound;

(c) subject to (i) applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally, and (ii) the equitable and statutory powers of the courts of Canada to stay proceedings before them and to refuse to grant equitable remedies such as injunctive relief or specific performance, and to stay the execution of judgments, this Agreement constitutes a legal, valid and binding obligation of the Borrower enforceable in accordance with its terms, and the obligations of the Borrower constitute unconditional and direct obligations;

(d) there is no litigation, action or other legal proceeding pending, or, to the knowledge of the Lead Borrower, threatened, against the Borrower or any of their property which, if adversely determined, might have a Material Adverse Effect;

(e) the Borrower is not in default under this Agreement nor has the Borrower done or omitted to do anything which, with the giving of notice or the passage of time, or both, would constitute an Event of Default and, as at the date hereof, the Borrower is not in default under any other agreement for monies borrowed or guaranteed to which the Borrower is a party or by which it is bound;

(f) the Borrower has good and marketable title to all its property and assets and there are currently no Liens (other than those in favour of the Lenders) upon any of the Borrower's property or assets;

(g) there no are events, facts or omissions, including strikes or other labor disputes, which are pending or, to its knowledge, threatened which could reasonably be expected to have a Material Adverse Effect;

(h) all federal, provincial, local and foreign tax returns, reports and statements required to be filed by the Borrower have been filed with the appropriate governmental agencies and all charges and other impositions shown thereon to be due and payable have, except where contested in good faith, been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for non-payment thereof, or any such fine, penalty, interest or late charge has been paid. Proper and accurate amounts have been withheld by the Borrower from its employees for all periods in full and complete compliance with all tax, social security, pension plan (including the Canada Pension
         Plan) and unemployment withholding provisions of applicable contractual covenants and/or federal, provincial, local and foreign Laws; in the event of withholdings required by any applicable federal, provincial, local and foreign Laws, all such withholdings have been timely paid to the respective governmental agencies;

(i) the Borrower's business and assets are operated, in all material respects, in compliance with applicable laws intended to protect the environment (including, without limitation, laws respecting the disposal or emission of Hazardous Materials), and no enforcement actions in respect thereof are threatened or pending;

(j) the Borrower is in good standing under any and all of its material contracts and leases;

(k) the various information delivered by the Borrower to the Agent has been prepared in good faith, and is true, correct and accurate in all material respect;

(l) the consolidated balance sheet of the Parent and the related consolidated statements of earnings, cash flows and shareholders' equity as posted from time to time on the

         Securities and Exchange Commission of the United States of America website on the Internet (see www.sec.gov), fairly present, in conformity with generally accepted accounting principles, the consolidated financial position and the consolidated results of operations and cash flows of the Parent;

(m) the domicile of each of Thomas & Betts, Limited and T & B Commander L.P. is located in the Province of Quebec;

(n) the corporate chart set forth in Schedule 2.1(n) hereof now comprises entities with assets in Canada that represent, in the aggregate, 90% in value (valued at the lower of cost, replacement cost and net realizable value, but in no event valued at greater than fair market value) or more of all the inventory and accounts receivable owned by the Lead Borrower and all its direct and indirect Canadian subsidiaries;

(o) the list of places of business set forth in Schedule 2.1(o) hereof comprises locations where the Lead Borrower and all its direct and indirect subsidiaries have assets that represent, in the aggregate, 90% in value (valued at the lower of cost, replacement cost and net realizable value, but in no event valued at greater than fair market value) or more of all the inventory and accounts receivable owned by the Lead Borrower and all its direct and indirect Canadian subsidiaries;

(p) the execution and delivery of this Agreement and the performance of the obligations of the Borrower under the Hypothecs and the 427 Documents do not and will not require the consent or approval of any regulatory authority or governmental authority or agency having jurisdiction over the Borrower which has not already been obtained, nor contravene or conflict with the charter documents of the Borrower, or the provisions of any statute, judgment, order, indenture, instrument, agreement or undertaking, to which the Borrower is a party or by which any of its properties are or may become bound.

                                   ARTICLE III
                    AMOUNTS AND TERMS OF THE CREDIT FACILITY

3.1      OBLIGATIONS OF EACH LENDER

         Relying on each of the representations and warranties set forth in
Article II, and on the condition that no Event of Default has occurred and has remain unremedied in accordance with this Agreement, and on the further condition that the Borrower has fulfilled its covenants and obligations under this Agreement, and subject to the terms and conditions of this Agreement, each of the Lenders, not solidarily but jointly, agrees to make available to the Borrower at any time and from time to time on and after the date hereof and prior to the Maturity Date, either by way of Prime Rate Loans, Base Rate Loans, LIBOR Loans or Bankers' Acceptances, or any combination thereof, its Pro Rata Share of an amount equal to the lesser of:

(a) THIRTY MILLION CANADIAN DOLLARS (C$30,000,000) or the Equivalent Amount thereof; and

(b)      the amount of the Borrowing Base;

provided, however, that no Borrowing shall be made by the Lenders hereunder if after giving effect thereto the aggregate of the Borrowings would exceed the Available Commitment.

3.2      MARGINED LIMIT OF THE CREDIT FACILITY

         The aggregate principal amount outstanding under the Credit Facility, expressed in the Equivalent Amount of Canadian Dollars if any portion thereof is outstanding in U.S. Dollars, shall not exceed the aggregate of:

(a)      an amount equal to 75% of the Eligible Accounts Receivable; and

(b)      an amount equal to 50% of the Eligible Inventory;

         less

(c) the aggregate amount of liabilities owing by Thomas & Betts, Limited or a direct or indirect subsidiary of Thomas & Betts, Limited, the non-payment of which shall or may result in the creation of a Lien or other claim ranking in priority to any of the Liens of the Lenders under the Security Documents.

3.3      USE OF THE CREDIT FACILITY

         The Borrower shall utilize the Credit Facility for general corporate purposes, provided that the Credit Facility shall not be used in connection with hostile takeovers without the prior unanimous consent of the Lenders expressed in writing.

3.4      SELECTION OF DESIGNATED SUBSIDIARIES

         The initial list showing each Designated Subsidiary which is a Borrower hereunder is set forth in Schedule 3.4(a). The Lead Borrower shall have the option from time to time upon ten (10) Business Days' prior notice to the Agent in the form of Schedule 3.4(b), to remove a Subsidiary from the list of Designated Subsidiaries or to add to such list one or more Subsidiaries that are corporate entities constituted under the Canada Business Corporations Act or a similar statute of a Canadian province or territory, subject to the following provisions:

(a) the removal of a Designated Subsidiary shall take effect as of the date which shall be agreed upon between the Lead Borrower and the Agent and shall be subject to the full and complete repayment by such removed Designated Subsidiary of all Borrowings utilized by it at the particular time (subject always to Section 11.5 in the case of Locked-in Borrowings); or

(b) the assumption by one or more Designated Subsidiaries of such outstanding Borrowings of the former Designated Subsidiary; provided, however, that any portion of the Borrowings of such former Designated Subsidiary which is not assumed by one or more other Designated Subsidiaries at the particular time shall be repaid to the Lenders (subject always to Section 11.5 in the case of Locked-in Borrowings) and shall constitute a repayment made pursuant to Section 5.2 hereof;

(c) in the case of a Subsidiary which is added to the list of Designated Subsidiaries, the effective date of such addition shall be agreed upon between the Lead Borrower and the Agent and shall be subject to the delivery by such new Designated Subsidiary to the Agent at the Agent's Branch of Account, not later than the effective date on which such designation takes effect, (i) of a letter of adhesion in the form annexed to Schedule 3.4(c) hereof, duly executed by such new Designated Subsidiary and by the Lead Borrower (acting for itself and as agent and mandatary of all other existing Designated Subsidiaries comprised in the definition of "Borrower"), (ii) of security documents granted by such new Designated Subsidiary, similar to the Security Documents and in registrable form (iii) a certified copy of a resolution of such newly Designated Subsidiary authorizing its participation hereto as a Borrower and the granting of Liens under the Security Documents, and
         (iv) of a legal opinion from counsel for such new Designated Subsidiary in the form attached hereto as Schedule 12.1(a); whereupon the provisions of this Agreement, including the term "Borrower" shall extend to and be binding upon such newly Designated Subsidiary as if it were an original party hereto.

                                   ARTICLE IV
                     MECHANICS OF DRAWDOWNS AND CONVERSIONS

4.1      BORROWING BY DESIGNATED SUBSIDIARY

         One or more of the Designated Subsidiaries may use the Credit Facility and convert any basis of Borrowing as provided for in Section 5.1, irrespective of any Borrowing by the Lead Borrower at any time, without in any way limiting the obligations of the Lead Borrower to the Lenders pursuant hereto. In such case, any notice given by the Lead Borrower under Sections 4.2, 4.3, 4.4, 4.5,
4.6 or 5.1 shall be deemed to have been given pursuant to Section 19.7 hereof.

4.2      PRIME RATE LOANS

         The utilization of the Credit Facility by way of Prime Rate Loans shall be for a minimum amount of C$1,000,000 or any greater amount which is a whole multiple of C$100,000. Each such utilization shall be preceded by a written notice from the Lead Borrower to the Agent in the form and substance set forth in Schedule 4.2 not less than one (1) Business Day prior to the intended date of utilization.

4.3      BASE RATE LOANS

         The utilization of the Credit Facility by way of Base Rate Loans shall be for a minimum amount of US $1,000,000 or any greater amount which is a whole multiple of US $100,000. Each such utilization shall be preceded by a written notice from the Lead Borrower to the Agent in the form and substance set forth in Schedule 4.3 not less than one (1) Business Day prior to the intended date of utilization.

4.4      LIBOR LOANS

         The utilization of the Credit Facility by way of LIBOR Loans shall be subject to the availability of funds and to the following conditions:

(a)      Drawdown of LIBOR Loans

                  Whenever the Borrower proposes to borrow by way of a LIBOR Loan or to roll over all or part of an existing LIBOR loan hereunder, the Lead Borrower shall, at or about 11:00 a.m. (Eastern Time) three
         (3) Business Days prior to the beginning of each LIBOR Interest Period, select and notify the Agent of the LIBOR Interest Period (or, as the case may be, the next LIBOR Interest Period) applicable to such LIBOR Loan or such part thereof, which LIBOR Interest Period shall commence on and include the day of the expiration of any immediately preceding LIBOR Interest Period, provided that no LIBOR Interest Period shall extend beyond the Maturity Date. Such notification shall be in the form and substance provided in Schedule 4.4.

(b)      Minimum Amount

                  Each notification by the Lead Borrower pursuant to the above paragraph shall be for an amount of US $1,000,000 or any greater amount which is a whole multiple of US $100,000 and shall be irrevocable and binding on the Borrower for the LIBOR Interest Period therein selected. In respect of any LIBOR Loan to be made in connection with such notification, the Borrower shall indemnify the relevant Lender against any loss or expense (except loss of profit) incurred by the relevant Lender as a result of any failure by the Borrower to take down such LIBOR Loan in the amount and on the date specified, including, without limitations, any loss or expense (except loss of profit) incurred by reason of the liquidation of deposits or other funds acquired by the relevant Lender to fund such LIBOR Loan.

(c)      Repayment, rollover or conversion of LIBOR Loans

                  Any portion of a LIBOR Loan which is not on the last day of the LIBOR Interest Period thereof either repaid by the Borrower or rolled into a new LIBOR Loan pursuant to an appropriate Notice of Borrowing or converted pursuant to an appropriate Notice of Conversion in that respect, shall be deemed to have been converted into a Base Rate Loan on the last day of the current LIBOR Interest Period so ending.

4.5      BANKERS' ACCEPTANCES

         The utilization of the Credit Facility by the issuance and reissuance of Bankers' Acceptances denominated in Canadian Dollars only shall be subject to market conditions and to the following provisions:

(a) each utilization by way of Bankers' Acceptances is for a minimum aggregate face amount of C$1,000,000 or any greater amount which is a whole multiple of C$100,000;

(b) each Bankers' Acceptance has a term of not less than thirty (30) days and not more than one hundred and eighty (180) days, provided that no Bankers' Acceptance shall in any event have a term which expires beyond the Maturity Date;

(c) the Agent has been notified in writing by the Lead Borrower one (1) Business Day prior to the date of issuance, of the Borrower's intention to issue Bankers' Acceptances, such written confirmation to be in the form and substance provided in Schedule 4.5 not later than 12:00 noon (Eastern Time) on the same day;

(d) each Bankers' Acceptance will mature on a Business Day on or before the Maturity Date; and

(e) each utilization by way of Bankers' Acceptance will be drawn and allocated among the Lenders in each Lender's Pro Rata Share rounded by the Agent to the nearest C$100,000.

         For the purposes of this Agreement, the face amount of Bankers' Acceptances shall be used when calculations are made to determine the amount of Borrowings.

4.6      REPAYMENT AND RENEWAL OF BANKERS' ACCEPTANCES

         With respect to each Borrowing which is outstanding as a Bankers' Acceptance, at or before 12:00 noon (Eastern Time) one (1) Business Day prior to the maturity date of such Banker's Acceptance, the Lead Borrower shall notify the Agent verbally of the Borrower's intention to reissue Bankers' Acceptances on such maturity date to provide for the payment of such maturing Bankers' Acceptance, such verbal notice to be followed by written confirmation in form and substance as provided in Schedule 4.5 not later than 12:00 noon (Eastern
Time) on the same day. The provisions of Section 4.5 shall apply mutatis mutandis to each such renewal of Bankers' Acceptances. If the Lead Borrower fails to give such notices, any Bankers' Acceptance so maturing shall be automatically converted on its maturity date into a Prime Rate Loan.

4.7      DISCOUNTED ADVANCES IN LIEU OF BANKERS' ACCEPTANCES

         With respect to each Borrowing by way of Bankers' Acceptances pursuant to Section 4.5 or renewal thereof pursuant to Section 4.6, any Lender which is not a Canadian chartered bank shall, in lieu of accepting Bankers' Acceptances, purchase from the Borrower a non-interest bearing note issued by such Borrower, denominated in Canadian Dollars, in the amount and for the same term as the bill which such Lender would otherwise have been required to stamp hereunder, at a purchase price calculated on the same basis upon which Bankers' Acceptances of a comparable amount would be discounted if they were purchased by the Agent hereunder, less an amount equal to the Stamping Fees as set forth in Section
8.2. Each change in the Bankers' Acceptance Stamping Fee shall take effect automatically without notice to the Borrower.

         For all purposes of this Agreement, Discounted Advances (and any promissory note evidencing same) made available by a Lender to the Borrower in lieu of Bankers' Acceptances shall be considered and treated hereunder in the same manner as a Bankers' Acceptance issued by the Borrower and purchased by such Lender at a discount.

4.8      PRO RATA TREATMENT OF BORROWINGS

         Each Borrowing shall be made available by each of the Lenders in accordance with its Pro Rata Share. No Lender shall be responsible for the Commitment of any other Lender. The failure of a Lender to make available a Borrowing in accordance with its obligations under this Agreement shall not release any other Lender from its obligations hereunder. No Lender shall be obligated to make Borrowings available to the Borrower in excess of its Commitment.

         Notwithstanding the foregoing, the Agent shall be entitled at any time to request accommodations of the Lenders otherwise than in accordance with their Pro Rata Share if such action is required by and consistent with normal money market practices.

4.9      ADJUSTMENTS OF US DOLLAR BORROWINGS TO THE EQUIVALENT AMOUNT

         Where at any particular time the Borrower has availed itself of US Dollar Borrowings and, by reason of fluctuations in the exchange rate applicable thereto, the Equivalent Amount of the US Dollar Borrowings together with all other Borrowings outstanding hereunder (i) at any time, is greater than the amount that is above three percent (3%) of the Available Commitment at the particular time, or (ii) on the first day of any Calendar Quarter, is greater than the Available Commitment at the particular time, then the Borrower shall, if so requested by the Agent, forthwith pay to the Lenders such excess amount, subject to the Borrower's rights to reborrow such amount or part thereof if, on the basis of a future calculation made by the Agent, the Agent determines that the aggregate amount of US Dollar Borrowings and all other Borrowings outstanding hereunder is less than the Available Commitment at the particular time.

         All payments made by the Borrower to the Lenders pursuant to this Section shall be applied by the Lenders firstly to reduce outstanding Base Rate Loans and the balance, if any, shall be held by the Agent in a cash collateral account and shall be applied by the Agent to the reduction of outstanding LIBOR Loans as soon as the same may be repaid in accordance with the scheduled maturity thereof. Any funds held by the Agent in such cash collateral account from time to time shall bear interest in favour of the Borrower at the rate(s) normally paid by the Agent on deposits of similar currency, amounts and maturities. The provisions of this Section 4.9 shall apply throughout the term of this Agreement.

                                    ARTICLE V
                           CONVERSIONS AND REPAYMENTS

5.1      CONVERSION OF BORROWINGS

         Subject to Sections 4.2 through 4.7, and to Section 11.5, the Borrower may during the Revolving Period, convert any basis of Borrowing into another basis of Borrowing on any Business Day upon the Lead Borrower giving a notice of conversion in form and substance as provided in Schedule 5.1 within the delays specified in Sections 4.2, 4.3, 4.4 or 4.5, as the case may be.

5.2      REPAYMENTS OF BORROWINGS

         The Credit Facility is a revolving facility, and consequently the Borrower may at any time during the Revolving Period, repay the Borrowings without penalty subject, in the case of Locked-in Borrowings, to the provisions of Section 11.5, and the Borrower may at any time borrow and reborrow amounts under the Credit Facility in accordance with the provisions of Article IV of this Agreement.

         Notwithstanding the above, all Borrowings under the Credit Facility shall have been fully and finally repaid to the Lenders no later than on the Maturity Date.

5.3      OPTIONAL REDUCTION OF AVAILABLE COMMITMENT

         The Lead Borrower shall have the option at any time, subject to giving the Agent five (5) Business Days irrevocable prior written notice to that effect in the form and substance of Schedule 5.3, to cancel all or part of the Total Commitment and thus permanently reducing the Available Commitment by an equal amount as and from the date that such cancellation takes effect. No such commitment cancellation may be made for less than one million dollars ($1,000,000) or whole multiples thereof, except where the entire balance of the Total Commitment is cancelled.

         Where on the effective date of a commitment cancellation, the unpaid balance of borrowings is greater than the Total Commitment as reduced pursuant to such cancellation, the Borrower shall pay the difference to the Lenders first by paying down the Floating Rate Loans and, to the extent necessary, by reimbursing Locked-in Borrowings on a timely basis in accordance with the scheduled maturity thereof.

                                   ARTICLE VI
                            EVIDENCE OF INDEBTEDNESS

6.1      EVIDENCE OF INDEBTEDNESS

         The Agent shall open and maintain on its books at the Agent's Branch of Account, accounts and records evidencing the Borrowings made available to the Borrower by each of the Lenders under this Agreement. The Agent shall record therein the amount of such Borrowings and each payment of principal and interest on the loans and shall record the Bankers' Acceptances accepted, paid and cancelled by each Lender and all other amounts becoming due to the Lenders (and to the Agent in its capacity as agent) under this Agreement including Stamping Fees, Letters of Credit fees, standby fees, extension fees and administration fees, and all payments on account thereof. Such accounts and records maintained by the Agent on behalf of each of the Lenders will constitute, in the absence of manifest error, prima facie evidence of the indebtedness of the Borrower to each Lender pursuant to this Agreement, the date each Lender made each Borrowing available and the amounts the Borrower has paid from time to time on account thereof. The provisions of this Section 6.1 shall apply to any Borrowings by way of Overdraft and Letters of Credit in accordance with Section 9.1 below.

                                   ARTICLE VII
                                    INTEREST

7.1      PAYMENT OF INTEREST ON PRIME RATE LOANS

         On each Interest Payment Date the Borrower shall pay to the Agent for the account of the Lenders interest at a rate per annum equal to the Prime Rate, plus the Applicable Prime Rate Margin, in respect of all outstanding Borrowings by way of Prime Rate Loans.

         The Borrower shall, on each Interest Payment Date, pay such interest in Canadian Dollars monthly in arrears for the period up to and including the last day of the month. The Agent shall calculate such interest in respect of each day on the basis of the actual number of days elapsed in the particular calendar year. Each change in the Prime Rate will take effect automatically without notice to the Borrower.

7.2      PAYMENT OF INTEREST ON BASE RATE LOANS

         On each Interest Payment Date the Borrower shall pay to the Agent for the account of the Lenders interest at a rate per annum equal to the Base Rate, plus the Applicable Base Rate Margin, in respect of all outstanding Borrowings by way of Base Rate Loans.

         The Borrower shall, on each Interest Payment Date, pay such interest in US Dollars monthly in arrears for the period up to and including the last day of the month. The Agent shall calculate such interest in respect of each day on the basis of the actual number of days elapsed in the particular calendar year. Each change in the Base Rate will take effect automatically without notice to the Borrower.

7.3      PAYMENT OF INTEREST ON LIBOR LOANS

         On each LIBOR Interest Payment Date, the Borrower shall pay the Agent for the account of the Lenders interest in US Dollars on Borrowings by way of LIBOR Loans at a rate per annum equal to LIBOR plus the Applicable LIBOR Margin, on the applicable LIBOR Interest Payment Date.

         The Agent shall calculate the interest daily on the basis of the actual number of days elapsed divided by three hundred and sixty (360). For the purpose of the Interest Act (Canada), the yearly rates of interest to which the rates determined in accordance with this Section 7.3 are equivalent, are the rates so determined, multiplied by the actual number of days in the particular calendar year and divided by three hundred and sixty (360).

         Upon determination, on the LIBOR Interest Payment Date, of the rate of interest applicable to a LIBOR Loan, the Agent shall notify the Borrower of this rate which, in the absence of manifest error, shall then be binding on the Borrower and the Lenders.

7.4      INTEREST ON OVERDUE INTEREST

         Any payment of interest or portion thereof which is not paid by the Borrower on its due date as provided herein shall itself bear interest in the same currency and at the rate in effect from time to time hereunder with respect to the relevant Borrowing.

                                  ARTICLE VIII
                                      FEES

8.1      COMMITMENT FEE

         The Borrower shall pay to the Agent, for the account of the Lenders, a commitment fee (the "COMMITMENT FEE") at a rate per annum for any given day applied to the unused available portion of the Credit Facility, equal to the Commitment Fee Rate, calculated in arrears on the basis of the actual number of days elapsed divided by 365, payable quarterly in arrears on the last day of each of the Calendar Quarters in every year, and on the day on which (i) the Borrowings are fully repaid to the Lenders by the Borrower in principal, interest and costs, and (ii) the Lenders have no further obligation to make any Borrowing available to the Borrower. This Commitment Fee will be computed from December 27, 2001, with the first of such payments to be made for the period ending on March 31, 2002.

8.2      STAMPING FEES

         Where the Lead Borrower notifies the Agent that a Borrowing is to be made by way of Bankers' Acceptances, the Borrower shall pay the Agent for the account of each Lender having accepted such Bankers' Acceptances, forthwith upon the acceptance of each such Bankers' Acceptance, Stamping Fees in Canadian Dollars in each case calculated by multiplying the face value of each Bankers' Acceptance so accepted by the Applicable Stamping Fee and on the basis of the number of days to maturity of such Bankers' Acceptance based on a three hundred and sixty five (365) day year.

8.3      STRUCTURING FEE

         The Borrower shall pay to the Agent such fees relating to the structuring of this Credit Facility as have been agreed to prior to the date hereof or as may be agreed during the Term.

8.4      SYNDICATION AND AGENCIES FEES

         The Borrower shall pay in advance to the Agent such agency and syndication fee relating to syndication and relating to its services as Agent, as may be agreed to during the Term hereof, it being understood that the Agent shall have no obligation to syndicate this Credit Facility.

                                   ARTICLE IX
                    LETTERS OF CREDIT AND OVERDRAFT CARVE-OUT

9.1      LETTERS OF CREDIT AND OVERDRAFT CARVE-OUT

         For cash management and general operating requirements of the Borrower, a C$5,000,000 (or the Equivalent Amount thereof) Overdraft and Letter of Credit facility carve-out will be established by the Canadian Imperial Bank of Commerce, upon terms and conditions, including Letter of Credit fees, and evidenced by such documents, contracts and agreements, as may be agreed upon from time to time between the Canadian Imperial Bank of Commerce and any of the Lead Borrower or any Designated Subsidiary; provided that interest rates on the Overdraft shall be the same, as the case may be, as those provided for Prime Rate Loans and Base Rate Loans under this Agreement. Such documents, contracts and agreements may consist, inter alia, of one or many Group Banking Agreements, one or many Cash Management Services Agreements, or one or many similar Centralized Cash Management Agreements (collectively, the "CCC"), being agreed that such CCC may include and encompass Persons other than the Borrower hereunder, with which the Borrower specifically agrees by its signature to these presents. Any utilization of this Overdraft and Letter of Credit facility carve-out shall be considered a Borrowing, and shall rank pari passu with the other utilizations of this Credit Facility.

                                    ARTICLE X
                            CHANGES IN CIRCUMSTANCES

10.1     INCREASED COSTS

         If the introduction of or any change in any applicable law, regulation, treaty, official directive or regulatory requirement (whether or not having the force of law), or any change in the interpretation or application thereof by any court or by any governmental or other authority or entity charged with the administration thereof:

(a) subjects a Lender to any Tax, changes the basis of any Tax, or increases any Tax, on payments of principal, interest or other amounts payable by the Borrower to a Lender under this Agreement;

(b) imposes, modifies or deems applicable any reserve, special deposit or similar requirements against assets held by, or deposits in or for the account of, or loans by, or any other acquisition of funds by a Lender;

(c) imposes, modifies, or deems applicable to a Lender any capital adequacy, capital maintenance, or similar requirements; or

(d)      imposes on a Lender any other condition with respect to this Agreement;

                  and the result of (a), (b), (c) or (d) is to:

         (i) increase the cost actually incurred by that Lender or to reduce the income receivable by it in respect of its Commitment or of any Borrowing; or

         (ii) reduce that Lender's return on capital to a level below that which such Lender could have achieved but for such circumstances.

                  then the Borrower shall either:

(e) pay to such Lender that amount ("ADDITIONAL COMPENSATION") which compensates the Lender for such additional cost (excluding administrative expenses) or reduction referred to in sub-paragraphs
         (d)(i) or (d)(ii) above; or

(f) make with such Lender such other arrangements as the Lender shall deem satisfactory for the prepayment or termination of such credit facilities or their conversion into other Borrowings available to the Borrower hereunder, and pay to such Lender the amount of Additional Compensation which may have been incurred up to the date of such prepayment, termination or conversion as well as any reasonable out-of-pocket expenses which such Lender may have incurred or suffered (including any amount to which reference is made in Section 11.5) as a result of such termination or conversion.

         Upon the Lender having determined that it is entitled to Additional Compensation, it shall promptly notify the Lead Borrower. For such purpose, the Lender shall submit to the Lead Borrower a certificate signed by a duly authorized officer of the Lender setting forth the amount of the Additional Compensation and the basis for it and such certificate will be prima facie evidence, in the absence of manifest error, of the amount of the Additional Compensation.

         In the event that they are legally capable of doing so, the Lenders agree to take all reasonable steps to avoid or mitigate any such increased costs by amending or modifying this Agreement or otherwise, with a view to reducing the impact of any such events.

10.2     ILLEGALITY

         If the introduction of or any change in applicable law, regulation, treaty, official directive or regulatory requirement (whether or not having the force of law), or any change in the interpretation or application thereof by any court or by any governmental or other authority charged with the administration thereof, makes it unlawful, or prohibited for a Lender (in its sole opinion) to make, to fund or to maintain the Borrowings or a portion thereof or to perform its obligations under this Agreement, such Lender may, by written notice to the Agent (which will promptly transmit such notice to the Lead Borrower) terminate its obligations under this Agreement (or the portion thereof affected by such change), whereupon the Borrower shall pay to such Lender the Borrowings or the portion thereof which has been determined to be unlawful or prohibited, such payment (together with accrued and unpaid interest thereon) to be made by the Borrower not later than on the Business Day such illegality or prohibition takes effect (subject always to Sections 11.5 and 11.6) or, at the Borrower's option, make with such Lender such other arrangements as the Lender shall deem satisfactory for the conversion of such credit facilities into other Borrowings available to the Borrower hereunder.

10.3     SUBSTITUTE BASIS - ALTERNATE INTEREST RATE

         If the Lender determines in good faith that:

(a) adequate and fair means do not exist for ascertaining the rate of interest on a LIBOR Loan for the ensuing LIBOR Interest Period, or

(b) the making or the continuing of a LIBOR Loan as a LIBOR Loan has become impracticable by an event materially or adversely affecting the London interbank market, or

(c) deposits in US Dollars are not available to it in the London interbank market in sufficient amounts in the ordinary course of business for the ensuing LIBOR Interest Period,

                  then, the affected Lender shall immediately notify the Agent and the Lead Borrower in writing, and the Lead Borrower shall be deemed to have given the Agent notice to convert the maturing LIBOR Loan into a Base Rate Loan, if available, or otherwise into a Prime Rate Loan.

                                   ARTICLE XI
                          PAYMENTS, TAXES AND INDEMNITY

11.1     TIME AND PLACE OF PAYMENTS

         The Borrower shall make all payments pursuant to this Agreement for value on the date of payment not later than 11:00 a.m. (Eastern Time) at the Agent's Branch of Account. Whenever a payment is due to be made on a day which is not a Business Day, the day for payment is the next following Business Day unless, in the case of a LIBOR Loan, the payment would then fall in the next calendar month, in which case it will be due on the immediately preceding Business Day.

11.2     PAYMENTS NET OF TAXES

         The Borrower shall make all payments pursuant to this Agreement without set-off or counterclaim and, except as otherwise provided by law, all such payments shall be free and clear of, and exempt from, and without deduction for or on account of, any Tax. If any Tax is required to be deducted or withheld from any payment to be made by the Borrower hereunder (in particular, and without restricting the generality of these presents, should the Lead Borrower utilize the credit facilities offered hereby in its capacity of Borrower, and withholding taxes are levied on payments made to the Lenders or any of them by the taxing authorities of the United States of America), the Borrower shall promptly remit to the Lenders concerned such additional amount as may be necessary so that the net amount received by each Lender concerned after all required withholdings or deductions will not be less than the amount that such Lender would have received had such Tax not been withheld or deducted. If any Tax is required to be deducted or withheld from any payment made by the Borrower hereunder, the Borrower shall:

(a)      make such withholding or deduction;

(b) remit the full amount deducted or withheld to the relevant taxing authority; and

(c) furnish to the relevant Lender within 30 days after the date on which the payment of any Tax is due, certified copies of any receipt evidencing such payment by the Borrower.

         The Borrower further covenants to indemnify the Lenders in respect of any claim or loss incurred as a result of the Borrower's delay or failure to remit to the taxing authorities amounts so deducted or withheld in respect of any such Tax, including penalties and interest after any Lender concerned has given notice to the Borrower of such claim or loss.

         At the Agent's request, the Borrower shall from time to time execute and deliver any and all further documents as may be necessary or advisable to give full force and effect to any increase in the rate of interest or fees which is necessary to yield to the Lenders interest and fees at the aforesaid rates.

11.3     EXPENSES AND INDEMNITY

         The Borrower shall supply all statements, reports, certificates, opinions and other documents or information required to be furnished to the Lenders pursuant to this Agreement without cost to the Lenders.

         The Borrower further agrees and covenants:

(a) to promptly pay the Agent all reasonable expenses which the Agent shall have incurred in connection with the preparation, negotiation and execution of this Agreement,

(b) to pay all the expenses the Lenders incurred in the enforcement and preservation of any of their rights under this Agreement, including, without limitation, all reasonable legal fees and out-of-pocket expenses of counsel to the Lenders, and

(c) to indemnify the Lenders against any loss, reasonable expense or liability which any of them sustains or incurs as a consequence of:

         (i) a default by the Borrower in the payment of any sum due pursuant to this Agreement, including, but not limited to, all sums (whether in respect of principal, interest, prepayment penalties, breakage costs or otherwise) paid or payable to any lender of funds borrowed by the Lenders in order to maintain the amount of any unpaid amount; and

         (ii) a default of the Borrower to borrow in the amount and on the date specified in any Notice of Borrowing or notice of conversion given pursuant hereto (whether such default results from the failure of the Borrower to satisfy the conditions of a Borrowing, or otherwise), or to give sufficient notice with respect to any Borrowing or conversion pursuant to Sections
                  4.2 through 4.7, as the case may be.

         A certificate of the Lender so affected setting out the basis for the determination of the amount necessary to indemnify it in respect of such loss, expense or liability shall be, in the absence of manifest error, prima facie evidence of the facts therein set forth. In the case of breakage costs, the calculation thereof shall be made by the affected Lender in accordance with standard industry practices.

11.4     SURVIVAL OF INDEMNIFICATION

         Without prejudice to the survival or termination of any other covenant of the Borrower under this Agreement, the obligations of the Borrower under Sections 11.2 and 11.3 shall survive the repayment in full of all the Borrowings and shall remain in effect until the third anniversary date of the date of the final payment made hereunder, whether such payment is of principal, interest, fees or otherwise.

11.5     REPAYMENT OR CONVERSION OF LOCKED-IN BORROWINGS

         Notwithstanding anything herein contained to the contrary, no Locked-in Borrowing may be repaid or converted by the Borrower prior to the scheduled maturity thereof except with the prior consent of the Lenders, which consent shall only be granted upon such terms and conditions with respect to timing, breakage costs or otherwise as the Lenders shall alone determine in their reasonable discretion; provided, however, that if the non-payment of a Locked-in Borrowing or portion thereof renders the Borrower in default of maintaining the Borrowings at or below the Available Commitment at any particular time, the Lenders may nevertheless demand such payment and charge the Borrower with the relative breakage costs, if any.

11.6     CALCULATION OF BREAKAGE COSTS

         Wherever in this Agreement a determination must be made of any repayment penalties, breakage costs or other costs actually incurred (other than administrative expenses) related to the repayment, the conversion or termination of any Borrowing, such determination shall be made by the Lenders on the basis of calculations submitted by the Lenders concerned and accepted by the Lenders as being fair and reasonable in the circumstances.

11.7     APPLICATION OF PAYMENTS

         Any sum received by the Agent, at any time before or after the Borrowings have been declared immediately due and payable, and which the Agent is obliged to apply in or towards the satisfaction of sums due from the Borrower hereunder shall (except as otherwise provided in this Agreement) be applied by the Agent:

(a) firstly, in or towards payment of any fees or expenses, if any, then due and payable by the Borrower to the Agent in connection with the administration or the provision of its services as Agent;

(b) secondly, among the Lenders in accordance with each Lender's Pro Rata Share in or towards the payment of any amounts due and payable by the Borrower as and by way of recoverable expenses;

(c) thirdly, among the Lenders in accordance with each Lender's Pro Rata Share in or towards payment of any interest, fees (including standby fees) or default interest then due and payable on or in respect of the Borrowings (including amounts owed in this regard under the Overdraft and Letter of Credit facility carve-out referred to in Section 9.1 above);

(d) fourthly, in or towards repayment of any principal amounts of the Borrowings (including amounts owed in this regard under the Overdraft and Letter of Credit facility carve-out referred to in Section 9.1 above); and

(e) fifthly, among the Lenders in accordance with each Lender's Pro Rata Share in or towards satisfaction of any other amount then due and payable by the Borrower.

                                   ARTICLE XII
                           PREDISBURSEMENT CONDITIONS

12.1     CONDITIONS PRECEDENT TO INITIAL BORROWING

         The obligation of the Lenders to make a loan on the occasion of the initial Borrowing is subject to and conditional upon the satisfaction of each of the following terms and conditions:

(a)      each Lender shall have received a duly executed copy of this Agreement;

(b) each Lender shall have received in form and substance reasonably satisfactory to it:

         (i) a duly certified copy of a resolution of the Board of Directors of the Borrower authorizing it to become a party to and to perform its obligations under this Agreement;

         (ii) a certificate of incumbency of the Borrower setting forth the name of the individuals authorized to execute cheques, notes, bills of exchange, notices and all other documents and instruments required to be executed by the Borrower pursuant to this Agreement;

         (iii)    a certified copy of the constating documents of the Borrower;

(c) each Lender shall have received an opinion of counsel concerning the Borrower, addressed to the Agent and the Lenders in form and substance reasonably satisfactory to each Lender and substantially as provided in
         Schedule 12.1(c);

(d)      the Agent shall have received an initial Notice of Borrowing;

(e) the Agent shall have received a Borrowing Base Certificate in form and substance reasonably satisfactory to each Lender and substantially as provided in Schedule 12.1(e) at least three (3) Business Days before the initial Borrowing;

(f) no Event of Default having occurred and no other event having occurred, which with the giving of notice, lapse of time, or both, would constitute an Event of Default;

(g) each Lender shall have received any other documents and information which it has reasonably requested;

(h) each Lender shall have approved the corporate structure of the Borrower and of its parents, Affiliates and Subsidiaries, as the case may be, and the sources and uses of funds available to the Borrower; and

(i) the representations and warranties in Article II being true and correct with the same effect as though made or restated as of the date of the initial Borrowing, except with respect to Schedules 2.1(o) and 2.1(p) to this Agreement, which may be amended in accordance with the provisions of this Agreement.

12.2     CONDITIONS PRECEDENT TO ALL OTHER BORROWINGS

         The obligation of the Lenders to make available any further Borrowing pursuant to Article III is subject to and conditional upon:

(a) the representations and warranties in Section 2.1 being true and correct with the same effect as though made or restated as of the Drawdown Date, except with respect to Schedules 2.1(o) and 2.1(p) to this Agreement, which may be amended in accordance with the provisions of this Agreement.

(b)      the Agent receiving the Notice of Borrowing;

(c) the Agent shall have received a Borrowing Base Certificate in form and substance reasonably satisfactory to each Lender and substantially as provided in Schedule 12.1(e);

(d) no Event of Default having occurred and no other event having occurred, which with the giving of notice, lapse of time, or both, would constitute an Event of Default;

(e) each Lender having received a copy of any amendment to the constating documents of the Borrower; and

(f) each Lender having received from the Borrower any other document and information which it has requested in its reasonable discretion.

12.3     WAIVER

         The terms and conditions of Sections 12.1 and 12.2 are inserted for the sole benefit of the Lenders and may be waived by the Majority Lenders in whole or in part with or without terms or conditions, in respect of any Borrowing without prejudicing the right of the Majority Lenders to assert these terms and conditions in whole or in part in respect of any other Borrowing.

                                  ARTICLE XIII
                                    COVENANTS

13.1     AFFIRMATIVE COVENANTS OF THE BORROWER

         So long as the Lenders have any Commitment to the Borrower under this Agreement or the Borrower is indebted to the Lenders hereunder, the Borrower covenants with the Lenders that it will:

(a) duly and punctually pay all sums of money due by it under the terms of this Agreement at the times, places and in the manner provided for by this Agreement;

(b) (i) do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights and franchises; (ii) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder; and (iii) at all times maintain, preserve and protect its patents, trademarks and trade names in accordance with its normal business practice, and preserve all the remainder of its property, in use or useful in the conduct of its business, and keep the same in good operating condition (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all needed and proper repairs, renewals and replacements, betterments and improvements thereto consistent with industry practices, so that the business carried on in connection therewith may be properly and advantageously conducted at all times;

(c) promptly give notice to the Agent of the occurrence of any Event of Default or any event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default, specifying the nature thereof, the period of existence thereof and what action the Borrower has taken or proposes to take with respect thereto;

(d) promptly give notice to the Agent of the occurrence of any litigation, proceeding or dispute affecting the Borrower which, if determined adversely, could reasonably be expected to have a Material Adverse Effect, and provide on a timely basis all reasonable information requested by the Agent from time to time concerning the status of any such litigation, proceeding or dispute;

(e) keep adequate records and books of account with respect to its business activities, in which proper entries, reflecting all of its material financial transactions, are made in accordance with prudent management and sound business practice;

(f) from time to time deliver to the Lenders any other financial and operating reports and statements which the Lenders may reasonably request, including:

         (i) financial and shareholder information and compliance certificates including an annual budget; and

         (ii) upon request from the Agent, a summary list of aged accounts receivable and inventory by subsidiary;

(g) maintain or cause to be maintained, with financially sound and reputable insurers, physical damage and liability insurance with respect to its properties and business, against loss or damage of the kinds customarily insured against by corporations of established reputation engaged in the same or similar businesses and similarly situated, and of such types and in such amounts as are customarily carried under similar circumstances by such other corporations;

(h) comply with all federal, provincial and local Laws applicable to it, including, without limitation, those regarding the collection, payment and deposit of taxes, employees' income, unemployment, social security or Canada Pension Plan contributions or payments, and those relating to any environmental matters where the failure to comply could reasonably be expected to have a Material Adverse Effect;

(i) carry on its business in compliance with all environmental Laws and with any governmental permit or license applicable thereunder which may be necessary or desirable to permit such business to be carried on as now conducted and to own or lease and operate its assets;

(j) after prior notice reasonable in the circumstances, grant unobstructed access to any of its assets, properties, books and records, in order for any Lender and its authorized representatives and agents to verify compliance by the Borrower of its obligations hereunder;

(k) conduct all material transactions with its Affiliates in a manner consistent with prudent management and sound business practices; and

(l) there shall be maintained in force at all times (i) a deed of movable hypothec in the Province of Quebec to be granted by each of the Lead Borrower and the Designated Subsidiaries in favour of the Lenders (collectively, the "HYPOTHECS"), in form and substance reasonably satisfactory to the Agent, together with the appropriate documents necessary to register the Hypothecs, in order to grant to the Lenders a first ranking hypothec on all inventory located in the Province of Quebec and accounts receivable, present and future, of each of the Lead Borrower and the Designated Subsidiaries, which Hypothecs shall secure all of the Borrower's obligations under the Credit Agreement, including all of the Borrower's obligations with respect to the Overdraft and Letter of Credit facility and (ii) the guarantee provided in Section 427 of the Bank Act (Canada) for the Lead Borrower and the Designated Subsidiaries (the "427 DOCUMENTS").

13.2     AFFIRMATIVE COVENANTS OF THE LEAD BORROWER

         So long as the Lenders have any commitment to the Borrower under this Agreement or the Borrower is indebted to the Lenders hereunder, the Lead Borrower covenants with the Lender that it will:

(a) provide to the Agent within one hundred and five (105) days after the end of each of the fiscal years of the Parent, with sufficient copies for the Lenders, of the audited consolidated financial statements of the Parent for the fiscal year so ended, as supplied to the US Lenders under the US Credit Agreement;

(b) deliver to the Agent within fifty (50) days after the end of each of the fiscal quarters of the Parent (except for the last quarter of each fiscal year), with sufficient copies for the Lenders, of the interim unaudited quarterly consolidated financial statements of the Parent, as supplied to the US Lenders under the US Credit Agreement; and

(c) provide the Agent within one hundred and five (105) days after the end of each of the fiscal years of the Lead Borrower, with sufficient copies for the Lenders, of the consolidated financial statements of the Lead Borrower for the fiscal year so ended, together with a review engagement report from chartered accountants reasonably satisfactory to the Agent.

         Information required to be delivered pursuant to paragraphs 13.2(a) and 13.2(b) above shall be deemed to have been delivered on the date on which such information has been posted on the Securities and Exchange Commission of the United States of America website on the Internet (www.sec.gov).

13.3     NEGATIVE COVENANTS OF THE BORROWER

         So long as the Lenders have any Commitment to the Borrower under this Agreement or the Borrower is indebted to the Lenders hereunder, the Borrower covenants with the Lenders that it will not do or permit to be done any of the following, without the prior consent of the Majority Lenders confirmed in writing by the Agent to the Lead Borrower:

(a) directly or indirectly, by operation of law or otherwise, merge, amalgamate or consolidate with or into, acquire all or substantially all of the assets or capital stock of, or otherwise combine with, any other Person;

(b) enter into any material transaction or material agreement, or allow any material change in its business;

(c) sell, lease, assign, transfer or otherwise dispose of any material assets, whether now owned or hereafter acquired; provided, however, that this shall not prevent the Borrower from disposing of and replacing any assets in the ordinary course of business;

(d) create, incur or permit to exist, any further Debt after the date hereof, with the exception of (i) trade accounts payable incurred in the ordinary course of business and (ii) lease obligations under operating leases entered into in the ordinary course of business and
         (iii) inter-company loans from an Affiliate, subordinated at all times to any amount advanced under this Credit Facility; and

(e) create, assume or suffer to exist, or allow any of its Subsidiaries to create, assume or suffer to exist, any Lien on any asset now owned or hereafter acquired by it and located in Canada, other than the Security Documents.

                                   ARTICLE XIV
                                EVENTS OF DEFAULT

14.1     EVENTS OF DEFAULT

         The occurrence of any of the following events constitutes an Event of Default under this Agreement:

(a) the non-payment on its due date, whether due by acceleration or otherwise, of any payment of principal due to the Lenders or to the Agent under this Agreement, the non-payment within three (3) days of its due date, whether due by acceleration or otherwise, of any payment of interest or of any fees due to the Lenders or to the Agent under this Agreement, or the non-payment within three (3) days after written notice of any other amount payable by a Borrower to any Lender under this Agreement;

(b) any representation or warranty made by the Lead Borrower or any Designated Subsidiary in or pursuant to this Agreement or any information furnished by the Lead Borrower or any Designated Subsidiary in writing to the Agent or a Lender is found to have been incorrect in any material respect when made or given or deemed to have been made or given;

(c) the continued material breach or failure of due performance by the Lead Borrower or any Designated Subsidiary of any covenant or provision of this Agreement, other than those set forth in paragraphs (a) and (b) of this Section, which has not been remedied within thirty (30) days after written notice to do so by the Agent, including the obligation to maintain its pension plans funded as required by law and in good standing;

(d) the Lead Borrower or any Designated Subsidiary fails to fulfill any obligation, or to pay to any third person any indebtedness in excess of $2,000,000 (other than indebtedness owing hereunder and trade payables in the normal course), whether at scheduled maturity or by required prepayment, acceleration, demand or otherwise, and this failure continues after the applicable grace period, if any, specified in the agreement or instrument relating to such obligation or indebtedness; an event of default occurs under any material agreement or instrument, which would cause a Material Adverse Effect; or any other event occurs, if the effect of such event is to accelerate, or to permit the acceleration of, the maturity of any obligation or indebtedness; or any obligation or indebtedness is declared to be exigible, or due and payable, or required to be prepaid (other than by a regularly scheduled required payment) prior to its stated term or maturity;

(e) the Lead Borrower or any Designated Subsidiary admits in writing its inability to pay its debts generally as they become due;

(f) the Lead Borrower or any Designated Subsidiary makes a general assignment for the benefit of its creditors;

(g) the Lead Borrower or any Designated Subsidiary submits to or makes any application for the process of suspension of payments;

(h) the Lead Borrower or any Designated Subsidiary petitions to or applies to any tribunal or authority for, or has or suffers to be appointed, any administrator, custodian, receiver, trustee or intervenor for it or for any substantial part of its property;

(i) the Lead Borrower or any Designated Subsidiary enters into any settlement in connection with any reorganization or bankruptcy that is related to its insolvency or bankruptcy or that of another entity constituting the Borrower;

(j) the Lead Borrower or any Designated Subsidiary commences or has commenced against it, any proceedings under any law, statute, regulation or decree whether now or subsequently in effect, relating to the payment of its debts or its reorganization, arrangement, adjustment, dissolution or liquidation under any law relating to bankruptcy, insolvency or relief of debtors, unless, if such proceedings have been commenced by another person, they are being actively contested in good faith by the Lead Borrower or any Designated Subsidiary, as the case may be;

(k) the Lead Borrower or any Designated Subsidiary by any act indicates its consent to, approval of or acquiescence in any bankruptcy, reorganization or insolvency proceeding under any law relating to bankruptcy, insolvency or relief of debtors, or any proceeding for the appointment of a receiver, custodian or trustee for itself or for any substantial part of its property, or suffers any receivership or trustee to remain undischarged for a period of ten (10) days;

(l) a writ, execution, attachment or similar process is issued or levied against all, or a substantial portion of, the property of the Lead Borrower or any Designated Subsidiary in connection with any judgment against the Lead Borrower or any Designated Subsidiary, as the case may be, in any amount which materially affects the property of the Lead Borrower or any Designated Subsidiary, as the case may be, and unless contested in good faith by the Lead Borrower or any Designated Subsidiary, as the case may be, the writ, execution attachment or similar process is not released, bonded, satisfied, discharged, vacated or stayed within thirty (30) days after its entry, issuance commencement or levy;

(m) an encumbrancer or lienor takes possession of, or seizes, a substantial part of the property of the Lead Borrower or any Designated Subsidiary, or a prior notice by a creditor intending to exercise a hypothecary right against the Lead Borrower or any Designated Subsidiary is served upon the Lead Borrower or any Designated Subsidiary, or is filed at a registry office, unless such taking of possession, seizure or prior notice is manifestly done, served or filed illegally, as reasonably determined by the Agent;

(n) the occurrence of any event which has a Material Adverse Effect, and such situation has not been remedied, or adequate remedial action commenced, to the reasonable satisfaction of the Majority Lenders, within thirty (30) days after written notice thereof by the Agent to the Lead Borrower; and

(o) a Default or an Event of Default occurs under the US Credit Agreement and is not remedied within the delay provided in this regard, if any, in the US Credit Agreement.

14.2     ACCELERATION

         Upon the occurrence of any Event of Default, the Agent may, by notice to the Lead Borrower, terminate the right of the Borrower to apply for a Borrowing whereupon all outstanding Borrowings (including the principal amount of all outstanding Bankers' Acceptances and Letters of Credit, if any), all accrued and unpaid interest and all other indebtedness of the Borrower pursuant to this Agreement, shall be immediately due and payable without presentation, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower. The Borrower must then immediately pay to the Lenders all outstanding Borrowings, including all contingent liabilities of any Lender under outstanding Letters of Credit and the face amount of all outstanding Bankers' Acceptances. After all outstanding Borrowings are repaid, in the event an outstanding Letter of Credit matures without having been drawn upon, the amount paid to the Lenders as provision for such contingent liability will be returned to the Borrower.

         Should the Lenders or any of them actually incur breakage costs or losses in connection with the early payment or termination of Locked-in Borrowings, such costs and losses (other than administrative expenses) will be added to the indebtedness of the Borrower to such Lender(s) hereunder.

14.3     REMEDIES CUMULATIVE

         The Borrower expressly agrees that the rights and remedies of the Lenders under this Agreement are cumulative and are in addition to, not in substitution for, any rights or remedies provided by law; any single or partial exercise by the Lenders of any right or remedy for a default or breach of any term, covenant, condition or agreement in this Agreement does not affect its rights and does not waive, alter, affect, or prejudice any other right or remedy to which the Lenders may be lawfully entitled for the same default or breach.

14.4     WAIVERS

         No express or implied waiver by the Lenders, whether or not through the Agent, or by the Agent on behalf of the Lenders, of any Event of Default shall in any way be or be construed to be a waiver of any future or subsequent Event of Default. To the extent permitted by applicable law, and on the condition that the within mentioned waiver be permitted by public order the Borrower hereby waives any rights now or hereafter conferred by statute or otherwise which may limit or modify any of a Lenders' rights or remedies under this Agreement.

14.5     SET-OFF

         In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender is hereby authorized (but not obligated), at any time or from time to time if an Event of Default has occurred and is continuing, without prior notice to the Borrower or to any other person, any such prior notice being expressly waived by the Borrower, to set-off and to apply any and all deposits (general or special) held from or in the name of the Borrower by the applicable Lender and any indebtedness or liability at any time owing or payable by such Lender to or for the credit of or the account of the Borrower, against and on account of the obligations owing or payable by the Borrower to such Lender under this Agreement, irrespective of the currency in which such obligations are denominated. In the event of such set-off, each Lender having operated such set-off agrees to give a notice of such operation to the Lead Borrower within a reasonable delay in accordance with normal banking practices thereafter, for purposes of information only.

                                   ARTICLE XV
                                    THE AGENT

15.1     AUTHORIZATION OF AGENT

         Each Lender irrevocably appoints and authorizes the Agent to be its agent and to take all action as agent on its behalf and to exercise such powers and perform such duties under this Agreement as are delegated to the Agent by its terms, together with all powers reasonably incidental thereto, including the general administration of this Agreement. The Agent accepts such appointment and authorization and agrees to act as the agent and mandatary for each of the Lenders. The Agent shall have only those duties and responsibilities of a solely mechanical and administrative nature which are expressly specified in this Agreement, and it may perform such duties by or through its agents or employees. As to any matters not expressly provided for by this Agreement, the Agent is not required to exercise any discretion or to take any action, but is required to act or to refrain from acting (and is fully protected in so acting or refraining from acting) upon the written instructions of the Majority Lenders, and such instructions shall be binding upon all Lenders, but the Agent is not required to take any action which exposes the Agent to liability in that capacity, which is contrary to this Agreement or to applicable law or which could result in the Agent incurring any costs and expenses for which, in its reasonable opinion, it is not adequately indemnified.

         The Lenders hereby authorize the Agent (or any other person they should wish to designate as holder of the security) to enter into the Hypothecs and the 427 Documents, to hold the liens, hypothecs and security from time to time provided for in the, Hypothecs and the 427 Documents, as the case may be, to exercise the rights and remedies provided for therein and to release liens on any collateral to the extent the sale thereof is permitted by the terms of the Hypothecs or the 427 Documents, as the case may be, in each case without any further action or consent of the Lenders.

15.2     ARRANGEMENTS FOR BORROWINGS

         The Agent shall give notice to each Lender promptly in writing upon receipt by the Agent of any notice given pursuant to Article III, Article IV or
Article V.

         The Agent shall advise each Lender of the amount, date and details of each Borrowing and of each Lender's participation in each Borrowing. At or before 12:00 noon (Eastern Time) for value on the Drawdown Date or the Conversion Date, as the case may be, each Lender will make its participation available to the Borrower at the Agent's Branch of Account.

15.3     ARRANGEMENTS FOR REPAYMENT OF BORROWINGS

         Upon receipt by the Agent of payments from the Borrower on account of principal, interest, fees, or any other payment made to the Agent on behalf of the Lenders, the Agent shall pay over to each Lender the amount to which it is entitled under this Agreement in accordance with Section 11.7. Such payment shall be made promptly following receipt and, in any event, the Agent shall use its best efforts to pay to each Lender at the applicable Lender's Branch of Account such amount on the same Business Day as such amount is received by the Agent. Each Lender agrees to be bound by a decision of the Majority Lenders with respect to any direction given to the Agent pursuant to Section 14.2 of this Agreement. Each Lender shall, subject to applicable law, do all such acts and things as may be necessary or reasonable to enable the Agent to act pursuant to any such direction.

15.4     REPAYMENT BY LENDERS TO AGENT

(a) Without affecting the obligations of the Lenders or the Borrower contained elsewhere in this Agreement, unless the Agent has been notified in writing by the Borrower at least one (1) Business Day prior to the date on which any payment to be made by the Borrower hereunder is due that the Borrower do not intend to remit such payment, the Agent may, in its discretion, assume that the Borrower has remitted such payment when so due and the Agent may, in its discretion and in reliance upon such assumption, make available to each Lender on such payment date an amount equal to such Lender's Pro Rata Share of such assumed payment. If the Borrower does not in fact remit such payment to the Agent, the Agent shall promptly notify each Lender and each such Lender shall forthwith on demand repay to the Agent the amount of such assumed payment made available to such Lender, together with interest thereon until the date of repayment thereof at a rate determined by the Agent (such rate to be conclusive and binding on such Lender) in accordance with the Agent's usual banking practice for such advances to financial institutions of like standing to such Lender, but in any event at a rate no greater than the usual interbank offered rate for the sale of Canadian Dollar deposits.

(b) Without affecting the obligations of the Lenders or the Borrower contained elsewhere in this Agreement, unless the Agent has been notified in writing by a Lender at least one (1) Business Day prior to a Drawdown Date or Conversion Date that such Lender does not intend to make available its Pro Rata Share of the Borrowing to be made available on such Drawdown Date or Conversion Date, the Agent may, in its discretion, assume that each Lender has remitted funds in an amount equal to its Pro Rata Share of such Borrowing to the Agent and the Agent may, in its discretion and in reliance upon such assumption, make available to the Borrower on such Drawdown Date or Conversion Date an amount equal to such Lender's Pro Rata Share of such Borrowing. If a Lender does not in fact remit such funds to the Agent, the Agent shall promptly notify such Lender, and such Lender (or failing such Lender, the Borrower) shall forthwith on demand repay to the Agent the amount made available to the Agent on behalf of such Lender, together with interest thereon until the date of repayment thereof at the rate provided hereunder for that particular type of Borrowing.

15.5     DISCLAIMER OF AGENT

         The Agent makes no representation or warranty and assumes no responsibility with respect to the due execution, legality, validity, sufficiency, enforceability or collectability of this Agreement or any instruments or documents referred to in this Agreement or relative to this Agreement. The Agent assumes no responsibility for the financial condition of the Borrower or for the performance of any of the obligations of the Borrower under this Agreement or any other agreement, instrument or document. The Agent assumes no responsibility with respect to the accuracy, authenticity, legality, validity, sufficiency or enforceability of any documents, papers, materials or other information furnished by the Borrower or any other person to the Agent for the account of the Lenders. The Agent shall not be required, unless so instructed by the Majority Lenders, to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in this Agreement or as to the use of the proceeds of the Credit Facility or, unless the Agent has actual knowledge thereof or has been notified thereof in writing by the Borrower or a Lender as to the existence or possible existence of any Event of Default. Neither the Agent nor any of its respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Agent under or in connection with this Agreement except for its or their own gross negligence or wilful misconduct.

15.6     ACKNOWLEDGMENT OF LENDERS

         Each Lender acknowledges that it has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigations into the financial condition, creditworthiness, condition, affairs, status and nature of the Borrower and of the Lead Borrower. Accordingly, each Lender confirms to the Agent that it has not relied, and will not in the future rely, on the Agent: (a) to check or inquire on its behalf into the adequacy, accuracy or completeness of any information provided by the Borrower under or in connection with this Agreement or the transactions contemplated in this Agreement (whether or not that information has been or is in the future distributed to that Lender by the Agent); or (b) to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Borrower.

15.7     SUCCESSOR AGENT

         Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, and the Agent may also be removed for cause by the Majority Lenders. Upon such resignation or removal, the Majority Lenders shall have the right to appoint a successor Agent from amongst the other Lenders who shall be acceptable to the Borrower, acting reasonably. If no successor Agent shall have been appointed and shall have accepted such appointment within thirty (30) days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent who shall be acceptable to the Borrower, acting reasonably. Upon the acceptance of any appointment as Agent under this Agreement by a successor Agent, that successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its further duties and obligations as Agent under this

Agreement. If no successor Agent shall have been appointed by the Majority Lenders or the retiring Agent within sixty (60) days after the retiring Agent's giving of notice of resignation, the existing Agent shall not be permitted to resign its duties under this Agreement. After any retiring Agent's resignation or removal under this Agreement as Agent, the provisions of this Article XV shall continue to inure to its benefit and be binding upon it as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

15.8     NOTICES BETWEEN LENDERS AND AGENT

         Except as otherwise specifically provided for in this Agreement, the Agent shall promptly telephone each Lender upon receipt of each notice and shall deliver by messenger or telecopier all written communications furnished by the Borrower to the Agent on behalf of the Lenders pursuant to this Agreement, including without limitation copies of financial reports and certificates which are to be furnished to the Agent pursuant to this Agreement. The Agent shall notify each Lender and each Lender shall notify the Agent which shall then notify the other Lenders of any Event of Default of which any of them becomes aware.

15.9     DUTIES AND OBLIGATIONS OF AGENT

         Neither the Agent nor any of its directors, officers, agents or employees (and, for purposes hereof, the Agent shall be deemed to be contracting as agent for and on behalf of such persons) shall be liable for any action taken or omitted to be taken by them under or in connection with this Agreement except for its own gross negligence or wilful misconduct. Without limiting the generality of the foregoing, the Agent:

(a) may assume that there has been no assignment or transfer by any means by any of the Lenders of their rights under this Agreement unless and until the Agent receives written notice of the assignment thereof from that Lender and the Agent receives the written agreement of the assignee that such assignee is bound by this Agreement as it would have been if it had been an original party to this Agreement, in each case in form and substance satisfactory to the Agent;

(b) may consult with legal counsel (including counsel for the Borrower, independent chartered accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts;

(c) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by cable, telecopier or telex) believed by it to be genuine and signed or sent by the proper party or parties or by acting upon any representation or warranty of the Lead Borrower made or deemed to be made under this Agreement;

(d) may assume that no Event of Default has occurred and is continuing unless it has actual knowledge to the contrary;

(e) may rely, as to any matters of fact which might reasonably be expected to be within the knowledge of any person, upon a certificate signed by or on behalf of that person; and

(f) may, without any liability to account, accept deposits from and lend money to and generally engage in any kind of banking or other business with the Borrower as if it were not the Agent.

         Furthermore, the Agent (i) does not make any representation or warranty to any Lender nor shall it be responsible to any Lender for the accuracy or completeness of the data made available to any Lender in connection with the negotiation of this Agreement, or for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (ii) shall not have any duty to ascertain or to enquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or to inspect the property (including the books and records) of the Borrower, other than in conformity with the degree of care the Agent would ordinarily exercise in the course of administering the Credit Facility if it were the sole Lender; and (iii) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any instrument or document furnished pursuant to this Agreement.

15.10    INDEMNIFICATION OF AGENT

         Each Lender agrees to indemnify the Agent (acting in its capacity as Agent under this Agreement and to the extent not reimbursed by the Borrower), rateably according to its Pro Rata Share from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent (in such capacity) in any way relating to or arising out of this Agreement or the transactions herein contemplated, but no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expense or disbursements resulting from the Agent's gross negligence or wilful misconduct. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its Pro Rata Share of any out-of-pocket expense (including counsel fees) incurred by the Agent with the approval of the Majority Lenders in connection with the preservation of any rights of the Agent or the Lenders under, or the enforcement of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Borrower.

15.11    SHARING AMONG LENDERS

         The Lenders agree among themselves that, except as otherwise provided for in this Agreement or unless the aggregate amount of Borrowings outstanding is not in proportion to each Lender's Pro Rata Share, all sums received by a Lender relating to this Agreement whether received by voluntary payment, by the exercise of the right of set-off or compensation or by counterclaim, cross action or as proceeds of realization of any security or otherwise, shall be shared by each Lender in proportion to its Pro Rata Share and each Lender undertakes to do all such things as may be reasonably required to give full effect to this Section 15.11 including without limitation, the purchase from the other Lenders of a portion thereof by the Lender that has received an amount in excess of its Pro Rata Share as shall be necessary to cause that purchasing Lender to share the excess amount rateably in its Pro Rata Share with the other Lenders. If any sum which is so shared is later recovered from the Lender that originally received it, each of the other Lenders shall restore its Pro Rata Share of that sum to that Lender, without interest.

15.12    ACTIONS AND ENFORCEMENT OF REMEDIES

         The Lenders agree among themselves that the Agent shall exercise on their behalf the powers conferred upon the Agent. Each of the Lenders acknowledges that, to the extent permitted by applicable law, the remedies afforded to the Agent and the Lenders under this Agreement are for the benefit of the Lenders collectively and acting together and not severally, and each Lender further acknowledges that its rights and remedies under this Agreement are to be exercised not severally, but collectively by the Agent upon the decision of the Majority Lenders regardless of whether acceleration was made pursuant to Section 14.2.

         Accordingly, notwithstanding any of the provisions contained in this Agreement, each Lender covenants and agrees that it shall not be entitled to take any recovery action with respect to the Credit Facility including, without limitation, any accelerations under Section 14.2 that any such action shall be taken only by the Agent with the prior written consent of the Majority Lenders but, notwithstanding the foregoing, in the absence of instruction from the Majority Lenders and where, in the sole opinion of the Agent, the circumstances warrant such action, the Agent may, without notice to or consent of the Lenders take such action on behalf of the Lenders as it deems appropriate or desirable in the interest of the Lenders. Each of the Lenders covenants and agrees that, it has not previously and shall not seek, take, accept or receive any security, for any of the obligations and liabilities of the Borrower under this Agreement or under any other document, instrument, writing or agreement ancillary to this Agreement and it shall not enter into any agreement with any of the parties to this Agreement or thereto relating in any manner whatsoever to the Credit Facility, unless all of the Lenders shall at the same time obtain the benefit of any such security or agreement, as the case may be.

15.13    PROVISIONS OPERATIVE BETWEEN LENDERS AND AGENT ONLY

         The provisions of this Article XV relating to the rights and obligations of the Lenders and the Agent shall be operative as between the Lenders and the Agent only, and the Borrower shall not have any rights or obligations under or be entitled to rely for any purposes upon such provisions other than as specifically set forth therein.

15.14    RELATIONS WITH BORROWER

         Each Lender may deal with the Borrower in all transactions and generally do any banking business with or provide any financial services to it without having any liability to account to the other Lenders therefor. With respect to the Agent's own Commitment and Pro Rata Share, the Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent.

         All communications with the Borrower by a Lender in connection with this Agreement shall be directed through the Agent.

15.15    AMENDMENT OF ARTICLE XV

         The provisions of this Article XV insofar as they relate only to the rights and obligations of the Agent and the Lenders among themselves and do not affect the rights, obligations or exercise of discretion of or by the Borrower, may be amended or added to, from time to time, by execution by the Agent and each Lender of any instrument in writing and that instrument in writing shall validly and effectively amend the provisions of this Article XV without requiring the execution of that instrument in writing by the Borrower, without prior notice to the Borrower or to any other person, any such prior notice being expressly waived by the Borrower. In the event of such amendment or addition, the Agent agrees to give notice thereof to the Lead Borrower within a reasonable delay thereafter, for purposes of information only.

15.16    AGENCY

         The Agent shall hold all monies received by it under this Agreement and which are due to the Lenders, as agent and mandatary for and on behalf of the Lenders, in accordance with their respective entitlements.

15.17    SHARING OF INFORMATION

         Subject to the provisions of Section 15.19 below, the Borrower authorizes the Agent and each Lender to share with each other any information possessed by any of them relating to the Borrower, including, without limitation, information relating to the financial condition or operations of the Borrower, the debts and liabilities of the Borrower under this Agreement, or to payments received by the Agent or a Lender from the Borrower or the information contained in or related to any certificate provided under this Agreement or otherwise or obtained as a result of inspections of the Borrower's books, accounts and records.

15.18    NO PARTNERSHIP

         Nothing contained in this Agreement and no action taken pursuant to it shall be deemed to constitute the Lenders a partnership, association, joint venture or other such entity.

15.19    CONFIDENTIALITY

         Each Lender agrees to exercise commercially reasonable efforts to keep any information delivered or made available by the Borrower hereunder, or any other information which is clearly indicated to be confidential information, including material, non-public information of the Borrower, confidential from anyone other than persons employed or retained by such Lender who are or are expected to become engaged in evaluating, approving, structuring or administering the loans made hereunder; provided that nothing herein shall prevent any Lender from disclosing such information (i) to any other Lender or to any Affiliate of any Lender, (ii) upon the order of any court or administrative agency, (iii) upon the request or demand of any regulatory agency or authority having jurisdiction over such Lender, (iv) which has been publicly disclosed, (v) to the extent reasonably required in connection with any litigation to which the Agent, any Lender or their respective Affiliates may be a party (provided that neither the Agent nor any Lender shall disclose forward--looking projections regarding the Borrower's future performance unless required to do so by law), (vi) to the extent reasonably required in connection with the exercise of any remedy hereunder (provided that neither the Agent nor any Lender shall disclose forward-looking projections regarding the Borrower's future performance unless required to do so by law),
(vii) to such Lender's legal counsel and independent auditors and (viii) to any actual or proposed participant, assignee or other transferee of all or part of its rights hereunder which has agreed in writing to be bound by the provisions of Section 15.19; provided that should disclosure of any such confidential information be required by virtue of clause (ii) of the immediately preceding sentence, to the extent permitted by law, any relevant Lender shall promptly notify the Borrower of same so as to allow the Borrower to seek a protective order or to take any other appropriate action; provided, further, that no Lender shall be required to delay compliance with any directive to disclose any such information so as to allow the Borrower to effect any such action.

                                   ARTICLE XVI
                         JURISDICTION AND GOVERNING LAW

16.1     GOVERNING LAW

         The parties agree that this Agreement is conclusively deemed to be made under, and for all purposes to be governed by and construed in accordance with, the laws of the Province of Quebec and the laws of Canada applicable therein.

16.2     SUBMISSION TO JURISDICTION

         The Borrower agrees that any legal action or proceeding with respect to this Agreement or to enforce any judgment obtained against any of them or their respective property (a certified or exemplified copy of which shall be conclusive evidence of the fact and of the amount of any indebtedness of the Borrower to the Lenders described therein except for any such judgment obtained by default to appear) may be brought by the Agent on behalf of the Lenders in the courts of the Province of Quebec or in any other courts which may have jurisdiction in the circumstances. By the execution and delivery of this Agreement, the Borrower irrevocably consents and submits to the non-exclusive jurisdiction of such courts, acknowledges their competence, and irrevocably agrees to be bound by a final judgment of any such court.

16.3     JUDGMENT CURRENCY

         If for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement, it becomes necessary to convert into the currency of such jurisdiction (herein called the "JUDGMENT CURRENCY") any amount due hereunder in any currency other than the Judgment Currency, then conversion shall be made at the rate of exchange prevailing on the Business Day before the day when proceedings (such as a writ or other similar proceeding) instituting a legal demand for this judgment are issued. For this purpose "rate of exchange" means the rate at which the Agent will, on the relevant date, sell such currency in Montreal, Canada against the Judgment Currency. In the event that there is a change in the rate of exchange prevailing between the Business Day before the day when such proceedings instituting a legal demand is issued and the date of payment of the amount due, the Borrower will, on the date of payment, pay such additional amounts (if any), or be entitled to receive reimbursement of such amount (if any), as may be necessary to ensure that the amount paid on such date is the amount in the Judgment Currency which when converted at the rate of exchange prevailing on the date of payment is the amount then due under this Agreement in such other currency. Any additional amount due from the Borrower under this Section 16.3 will be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of this Agreement.

                                  ARTICLE XVII
                             SUCCESSORS AND ASSIGNS

17.1     SUCCESSORS AND ASSIGNS

         This Agreement when executed and delivered by the parties hereto, shall be binding upon the parties hereto and their respective successors and permitted assigns, provided, however, that the Borrower shall not be permitted to assign any of its rights or obligations hereunder without the prior unanimous consent of the Lenders (which consent may be withheld by the Lenders in their sole and absolute discretion) confirmed in writing by the Agent to the Borrower.

17.2     SYNDICATION AND SALE OF PARTICIPATIONS

(a) The rights, benefits and obligations of a Lender under or in respect of this Agreement (the "RIGHTS") may, in whole or in part, be sold, assigned or transferred from time to time by such Lender or its Assignees hereunder (collectively an "ASSIGNOR") to another person (the "ASSIGNEE") either by way of syndication (a "SYNDICATION") or by way of participation (a "PARTICIPATION"), without prior notice to, or the consent of, any Borrower, the whole subject to the following provisions of this Section 17.2. However, in the event of a Syndication, the Agent agrees to give notice thereof to the Lead Borrower within a reasonable time thereafter, for purposes of information only.

(b) In the case of a Syndication, the Assignee shall, to the extent of the Rights sold or assigned to it by the Assignor and upon delivery to the Lead Borrower of a written acknowledgment of the assumption by the Assignee of the Rights of the Assignor, be entitled to such Rights to the same extent as if the Assignee were an original party to this Agreement, and the Assignor shall be released and discharged pro tanto. The Borrower agrees to execute and deliver free of charge, at the request and expense of the Assignor, such deeds, documents, instruments and assurances as an Assignor may reasonably request for the purpose of having the Assignee under a Syndication become a party to this Agreement and making such changes to this Agreement as may be appropriate or desirable in the circumstances, provided that such deeds, documents, instruments and assurances do not adversely modify any of the Borrower's rights or increase any of its obligations under this Agreement.

(c) In the case of a Participation, the Assignee shall, to the extent of the Rights sold or assigned to it by the Assignor, be entitled to such Rights in the manner and to the extent provided for in the Participation agreement entered into between the Assignor and the

         Assignee, but notwithstanding any Participation, the Borrower shall be entitled to continue to deal with the Assignor as if it were the sole owner of the Rights. The Borrower acknowledges and agrees that the Assignor shall, in the context of any Participation, continue to be entitled, in its own name and/or as agent for its Assignees, to enforce any and all privileges, rights, benefits and remedies attaching from time to time to the Rights which were the object of any such Participation.

(d) In connection with any proposed Syndication or Participation as aforesaid, any Assignor may, on a confidential basis, disclose to a potential Assignee such information about the Borrower and any Affiliate as the Assignor may see fit (other than proprietary information).

(e) Any Syndication or Participation made in accordance with the foregoing provisions of this Section 17.2 shall, to the extent necessary, be deemed to have been accepted by the Borrower for all legal purposes, but no Syndication or Participation made hereunder shall have the effect of increasing the costs and expenses to the Borrower related to the use of the Credit Facility, except as otherwise provided in this Agreement.

                                  ARTICLE XVIII
                                     NOTICE

18.1     ADDRESS FOR NOTICE

         Any demand, request or notice to be given under this Agreement shall be given by delivering the same, or by mailing the same by regular mail postage prepaid, or by telecopier or by telex, in the case of the Lead Borrower or the Borrower, as the case may be, to the Lead Borrower at its address indicated opposite its name on the signature page hereof or at such other address as the Borrower or the Lead Borrower, as the case may be, may notify the Agent in writing, and in the case of the Agent or the Lenders, at the address of their respective Branch of Account.

18.2     NOTICE

         Any such demand, request or notice sent as aforesaid shall be deemed to have been received by the party to whom it is addressed upon delivery, if delivered, and on the actual receipt thereof, if sent by mail, and on the Business Day next following the day of transmission when transmitted by telex or telecopier; provided, however, that in the event normal mail service or telex or telecopier service shall be interrupted by strike, force majeure or other cause, then the party sending the demand, request or notice shall utilize any one of the said services which has not been so interrupted or, failing the availability of such service, any other mode of communication which shall ensure prompt receipt of such demand, request or notice by the other party or parties.

                                   ARTICLE XIX
                                  MISCELLANEOUS

19.1     SEVERABILITY

         Any provision of this Agreement which is or becomes prohibited or unenforceable in any jurisdiction does not invalidate, affect or impair the remaining provisions hereof in such jurisdiction and any such prohibition or unenforceability in any jurisdiction does not invalidate or render unenforceable such provision in any other jurisdiction.

19.2     SURVIVAL OF REPRESENTATIONS

         All covenants, undertakings, agreements, representations and warranties made pursuant to this Agreement shall survive the execution and delivery of this Agreement, and, unless otherwise specifically provided herein, shall continue in full force and effect until the full payment and satisfaction of all obligations of the Borrower incurred pursuant to this Agreement and termination of this Agreement.

19.3     WAIVERS, AMENDMENTS, ETC.

         No amendment, change or waiver of any provision of this Agreement or consent to any departure by the Borrower from any provision of this Agreement (hereinafter collectively referred to as a "MODIFICATION") will be effective unless it is in writing and signed by the Agent on behalf of the Lenders, and then such Modification will be effective only in the specific instance, for the specific purpose and for the specific length of time for which it is given.

         Where any such Modification relates to:

(a)      a change in the nature of the Borrowings authorized hereunder;

(b)      a change in the provisions of Articles III, VII or VIII hereof;

(c)      a Modification of the Total Commitment;

(d)      a change in the Maturity Date;

(e)      a Modification in the definition of Majority Lenders; or

(f)      a Modification of this Section 19.3;

         then such Modification shall not be consented to by the Agent unless the Agent has been authorized to do so by the agreement of all the Lenders. In circumstances other than those contemplated in the foregoing provisions of this Section 19.3, and unless otherwise expressly contemplated by this Agreement, a Modification may be consented to by the Agent upon the agreement of the Majority Lenders and then such Modification shall be binding upon all the Lenders with the same force and effect as if such Modification had been agreed to by all of them. Except as provided in Section 15.15, nothing herein contained shall authorize the Agent or the Lenders to make a Modification which would affect the Borrower's rights and privileges hereunder without the Borrower's own concurrence, in each case evidenced in writing.

19.4     FURTHER ASSURANCES

         The Borrower and the Lenders shall do all such further acts and execute and deliver all such further documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

19.5     NO NOVATION

         The parties hereto agree that this Amended and Restated Credit Agreement, its execution and the changes to the terms and conditions of the Original Credit Agreement that it contains shall not constitute novation, and all the sureties, guarantees and other collateral of whatever nature securing the payment of the indebtedness of the Borrower under the Original Credit Agreement including, without limiting the generality of these presents, the Security Documents, shall continue to apply to this Amended and Restated Credit Agreement.

19.6     NATURE OF LIABILITY OF BORROWERS

         The obligations and liabilities of the Borrower to any Lender and to the Agent hereunder are solidary between the Lead Borrower and each and every Designated Subsidiary, it being understood that the Lead Borrower together with each and every Designated Subsidiary which at any particular time constitutes the Borrower shall be considered as one Borrower and their obligations and liabilities to the Lenders and to the Agent hereunder shall be indivisible, each such entity constituting the Borrower being considered as a principal obligor and not a surety, the whole as contemplated in Article 1523 et seq. of the Civil Code of Quebec. However and notwithstanding Article 1536 of the Civil Code of Quebec, any entity constituting the Borrower shall not pursue or exercise a right of subrogation in competition with the Lenders or the Agent until the latter have been paid any and all amounts which may from time to time be owing to them by any entity constituting the Borrower hereunder.

19.7     LEAD BORROWER AS AGENT OF THE BORROWER

         Each of the entities constituting the Borrower from time to time hereby irrevocably appoints the Lead Borrower as its lawful attorney and mandatary to act on its behalf for the purpose of (i) completing, executing and delivering any document or agreement changing or varying the provisions hereof in any respect, (ii) negotiating, accepting or amending any provisions of this Agreement, (iii) consenting to the adhesion of any additional Designated Subsidiary or the removal of any Designated Subsidiary (in accordance with Section 3.4), and (iv) executing the notices provided in Section 4.2, Section 4.3, Section 4.4, Section 4.5 and Section 5.1 hereto, and each of the entities constituting the Borrower from time to time hereby undertaking to confirm and ratify all such acts done and documents executed and delivered by the Lead Borrower on its behalf, all of which shall have the same force and effect and shall be binding on each of the entities constituting the Borrower as if done, executed and delivered by each of the entities constituting the Borrower without any additional formality, and the Lenders and the Agent shall be fully protected in relying on the within power of attorney.

19.8     COUNTERPARTS

         This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original but all such separate counterparts shall together constitute but one and the same instrument. In proving this Agreement in any judicial proceeding, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom such enforcement is sought. Any signature delivered by a party by facsimile transmission shall be deemed an original signature hereto. Time is of the essence of this Agreement.

                                   ARTICLE XX
                                    LANGUAGE

20.1     LANGUAGE

         The parties have specifically requested that this Agreement as well as all other documents relating to this Agreement, including notices, be drafted in English only, without prejudice however to such documents which may from time to time be drawn up in French only or in both French and English.

         Les parties aux presentes ont expressement requis que la presente convention de meme que tous les documents, y compris tout avis, s'y rattachant, soient rediges en anglais seulement, mais sans prejudice cependant auxdits documents qui peuvent a l'occasion etre rediges en francais seulement ou a la fois en francais et en anglais.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

ADDRESS FOR NOTICES:                     THOMAS & BETTS, LIMITED
700 Thomas Ave
Iberville, Quebec
J2X 2M9                                  By: _____________________________

Attn:  Vice-President, Finance

Tel.: (450) 357-3502
Fax: (450) 347-1976

700 Thomas Ave                           T&B COMMANDER LIMITED PARTNERSHIP,
Iberville, Quebec                        represented by T&B Commander Electrical
J2X 2M9                                  Materials Inc.

Attn:  Vice-President, Finance

Tel.: (450) 357-3502                     By: _____________________________
Fax: (450) 347-1976

                                 PRO RATA SHARE

CIBC                               C$30,000,000     CANADIAN IMPERIAL BANK OF
1155 Rene-Levesque Blvd. West                       COMMERCE
Suite 1400
Montreal, Quebec                                    By: _______________________
H3B 3Z4

Attn: The General Manager

Tel: (514) 876-4791
Fax: (514) 876-8473

                                 SCHEDULE 2.1(n)

                             CURRENT CORPORATE CHART

                         [CURRENT CORPORATE FLOW CHART]

* Only Thomas & Betts, Limited and T&B Commander Limited Partnership own, in the aggregate, 90% in value or more of all the inventory and accounts receivable of the group in Canada, as provided in Schedule 2.1(n) of the Credit Agreement, as amended.

                                 SCHEDULE 2.1(o)

                               PLACES OF BUSINESS

                                                                                                RENTED/
          NOM                        ADRESSE                      VILLE             CO. POST.    OWNED
-------------------------------------------------------------------------------------------------------
THOMAS & BETTS, LIMITED    1515 ROUTE PIERRE LAPORTE     BROMONT QC                  J2L 2W6     Owned
-------------------------------------------------------------------------------------------------------
THOMAS & BETTS, LIMITED    700 THOMAS AVENUE             IBERVILLE QC                J2X 2M9     Owned
-------------------------------------------------------------------------------------------------------
THOMAS & BETTS, LIMITED    7900 BOUL. TASCHEREAU, D108   BROSSARD QC                 J4X 1C2     Rented
-------------------------------------------------------------------------------------------------------
T&B COMMANDER L.P.         745 AVOCA AVENUE              DORVAL QC                   H9P 1G4     Rented
-------------------------------------------------------------------------------------------------------
T&B COMMANDER L.P.         1811 BOUL. HYMUS              DORVAL QC                   H9P 1J5     Owned
-------------------------------------------------------------------------------------------------------
T&B COMMANDER L.P.         180 LABROSSE                  POINTE CLAIRE QC            H9P 1A1     Owned
-------------------------------------------------------------------------------------------------------
T&B COMMANDER L.P.         100, RUE LONGTIN              ST-JEAN-SUR-RICHELIEU QC    J3B 3B5     Owned
-------------------------------------------------------------------------------------------------------
T&B COMMANDER L.P.         760 NOTRE-DAME                ST-REMI QC                  J0L 2L0     Owned
-------------------------------------------------------------------------------------------------------
T&B COMMANDER L.P.         1800 BOUL. HYMUS              DORVAL QC                   H9P 1J5     Owned
-------------------------------------------------------------------------------------------------------


          NOM                        ADRESSE                OWNER/ LANDLORD/ TENANT               COMMENTS
-------------------------------------------------------------------------------------------------------------
THOMAS & BETTS, LIMITED    1515 ROUTE PIERRE LAPORTE     Thomas & Betts, Limited                 Inventory
-------------------------------------------------------------------------------------------------------------
THOMAS & BETTS, LIMITED    700 THOMAS AVENUE             T&B Commander Electrical              Head Office /
                                                         Materials Inc. leases
                                                         to T&B Commander L.P.                   Inventory
-------------------------------------------------------------------------------------------------------------
THOMAS & BETTS, LIMITED    7900 BOUL. TASCHEREAU, D108   Landlord: 3408493 Canada Inc. ;       No inventory /
                                                         Sub-lessor: Roy Marchand, a            sales office
                                                         division of Sonepar Distribution
                                                         Inc.; Sub-tenant: Thomas & Betts,
                                                         Limited
-------------------------------------------------------------------------------------------------------------
T&B COMMANDER L.P.         745 AVOCA AVENUE              Landlord: Stamco Incorporated;          Inventory
                                                         Tenant: T&B Commander L.P.
-------------------------------------------------------------------------------------------------------------
T&B COMMANDER L.P.         1811 BOUL. HYMUS              Thomas & Betts, Limited leases to       Inventory
                                                         T&B Commander L.P.
-------------------------------------------------------------------------------------------------------------
T&B COMMANDER L.P.         180 LABROSSE                  T&B Commander Electrical                Inventory
                                                         Materials Inc. leases to T&B
                                                         Commander L.P.
-------------------------------------------------------------------------------------------------------------
T&B COMMANDER L.P.         100, RUE LONGTIN              T&B Commander Electrical                Inventory
                                                         Materials Inc. leases to T&B
                                                         Commander L.P.
-------------------------------------------------------------------------------------------------------------
T&B COMMANDER L.P.         760 NOTRE-DAME                T&B Commander Electrical Materials      Inventory
                                                         Inc. leases T&B Commander L.P.
-------------------------------------------------------------------------------------------------------------
T&B COMMANDER L.P.         1800 BOUL. HYMUS              Thomas & Betts, Limited leases to       Inventory
                                                         T&B Commander L.P.
-------------------------------------------------------------------------------------------------------------

                                 SCHEDULE 3.4(a)

                         LIST OF DESIGNATED SUBSIDIARIES

                        T&B Commander Limited Partnership

                                 SCHEDULE 3.4(b)

                  NOTICE IN RESPECT OF A DESIGNATED SUBSIDIARY

                                                     Date: _____________________

CANADIAN IMPERIAL BANK OF COMMERCE
1155 Rene-Levesque Blvd. West
Suite 1400
Montreal, Quebec
H3B 3Z4

Attention: The General Manager

Dear Sirs:

         We refer to the Amended and Restated Credit Agreement dated as of December 27, 2001, between THOMAS & BETTS, LIMITED and its Designated Subsidiaries from time to time, as solidary Borrower, the financial institutions party thereto as Lenders, and CANADIAN IMPERIAL BANK OF COMMERCE as Agent (the "CREDIT AGREEMENT").

         In accordance with Section 3.4 of the Credit Agreement, we hereby give you notice of our intention to:

         (select (a) or (b) but not both)

(a) add [name of Subsidiary] as a newly Designated Subsidiary effective on ______________ and for such purpose we enclose herewith a duly signed and completed letter of adhesion by such Subsidiary and a certified true copy of a Resolution of its Board of Directors, the whole as contemplated in paragraph 3.4(c) of Section 3.4 of the Credit Agreement. Unless we are advised in writing to the contrary by the Agent on or before the above-mentioned effective date, such Designated Subsidiary shall become a solidary borrower under the Credit Agreement.

OR

(b) remove [name of Designated Subsidiary] as a Designated Subsidiary effective on ___________________ and, subject to the provisions of paragraph 3.4(a) of Section 3.4 of the Credit Agreement, such Designated Subsidiary shall no longer be a solidary borrower under the Credit Agreement.

                                                Yours very truly,

                                                THOMAS & BETTS, LIMITED
                                                per:   ________________________
                                                Title:

                                 SCHEDULE 3.4(c)

                           FORM OF LETTER OF ADHESION
                       (Additional Designated Subsidiary)

TO:      CANADIAN IMPERIAL BANK OF COMMERCE
         1155 Rene-Levesque Blvd. West
         Suite 1400
         Montreal, Quebec
         H3B 3Z4

         Attention: The General Manager

         Dear Sirs:

         We refer to the Amended and Restated Credit Agreement dated as of December 27, 2001, between THOMAS & BETTS, LIMITED and its Designated Subsidiaries from time to time, as solidary Borrower, the financial institutions party thereto as Lenders, and CANADIAN IMPERIAL BANK OF COMMERCE as Agent (the "CREDIT AGREEMENT").

         The undersigned wishes to become a Designated Subsidiary and one of the entities acting as solidary borrower under the Credit Agreement and pursuant to
Section 3.4 of the Credit Agreement, the undersigned hereby directs the Agent to add to Schedule 3.4(a) of the Credit Agreement the name of the undersigned as a Designated Subsidiary, and the undersigned hereby agrees to observe and be bound by all the terms and conditions of the Credit Agreement to the same extent and with the same force and effect as if the undersigned had been an original signatory thereto.

                                            ____________________________________
                                            (Name of new Designated Subsidiary)

                                            per: _______________________________
                                                 Authorized Representative

                          CONSENT OF EXISTING BORROWER

         The undersigned Lead Borrower, acting for itself and as agent and mandatary of all other entities constituting the Borrower pursuant to the powers and authority granted to it pursuant to Section 19.7 of the aforesaid Credit Agreement, hereby consents and agrees to the adherence of [name of new Designated Subsidiary] as an additional solidary borrower to the said Credit Agreement with effect as of the date which shall have been agreed upon between the undersigned and the Agent as provided in Section 3.4 of the Credit Agreement.

                                            THOMAS & BETTS, LIMITED

                                            per: ______________________________
                                                 Title

                                SCHEDULE 4.2/4.3

                NOTICE OF BORROWING BY WAY OF FLOATING RATE LOAN

                                                     Date: _____________________

CANADIAN IMPERIAL BANK OF COMMERCE
1155 Rene-Levesque Blvd. West
Suite 1400
Montreal, Quebec
H3B 3Z4

Attention: The General Manager

Dear Sirs:

         We refer to the Amended and Restated Credit Agreement dated as of December 27, 2001, between THOMAS & BETTS, LIMITED and its Designated Subsidiaries from time to time, as solidary Borrower, the financial institutions party thereto as Lenders, and CANADIAN IMPERIAL BANK OF COMMERCE as Agent (the "CREDIT AGREEMENT").

         We hereby request a Borrowing by way of:

1. Prime Rate Loan pursuant to Section 4.2 of the Credit Agreement as follows:

a)       Amount of Borrowing:                            $_______________

b)       Drawdown Date:                                  $_______________

2. Base Rate Loan pursuant to Section 4.3 of the Credit Agreement as follows:

a)       Amount of Borrowing:                         US $________________

b)       Drawdown Date:                                   ________________

3.       Name of Borrower:

                                                Yours very truly,

                                                THOMAS & BETTS, LIMITED

                                                per: __________________________
                                                     Title:

                                  SCHEDULE 4.5

               NOTICE OF BORROWING BY WAY OF BANKERS' ACCEPTANCES

                                                  Date: ________________________

CANADIAN IMPERIAL BANK OF COMMERCE
1155 Rene-Levesque Blvd. West
Suite 1400
Montreal, Quebec
H3B 3Z4

Attention: The General Manager

Dear Sirs:

We refer to the Amended and Restated Credit Agreement dated as of December 27, 2001, between THOMAS & BETTS, LIMITED and its Designated Subsidiaries from time to time, as solidary Borrower, the financial institutions party thereto as Lenders, and CANADIAN IMPERIAL BANK OF COMMERCE as Agent (the "CREDIT AGREEMENT").

We hereby give you notice of our intention to issue Bankers' Acceptances pursuant to Section 4.5 of the Credit Agreement as follows:

1.       Aggregate face amount:                    C$__________________________

2.       Term:                                     _________________________days

3.       Drawdown Date:                            _____________________________

4.       Maturity:                                 _____________________________

5.       Name and address of broker(s):            _____________________________

6.       Discount rate:                            _____________________________

7.       Proceeds of issue:                        C$__________________________

8.       Name of Borrower:

                                                  Yours very truly,

                                                  THOMAS & BETTS, LIMITED

                                                  per: ______________________
                                                       Title:

                                  SCHEDULE 5.1

                       NOTICE OF CONVERSION OF BORROWINGS

                                                    Date: ______________________

CANADIAN IMPERIAL BANK OF COMMERCE
1155 Rene-Levesque Blvd. West
Suite 1400
Montreal, Quebec
H3B 3Z4

Attention: The General Manager

Dear Sirs:

        We refer to the Amended and Restated Credit Agreement dated as of December 27, 2001, between THOMAS & BETTS, LIMITED and its Designated Subsidiaries from time to time, as solidary Borrower, the financial institutions party thereto as Lenders, and CANADIAN IMPERIAL BANK OF COMMERCE as Agent (the "CREDIT AGREEMENT").

        Pursuant to Section 5.1 of the Credit Agreement, we hereby request that the following Borrowing(s) be converted in the manner set forth below:

        Description of existing Borrowing(s):                _______________

        (a)      Name of Borrower:

        (b)      Amount of Prime Rate Loan:                  $______________

        (c)      Amount of Base Rate Loan:                 US$______________

        (d)      LIBOR Loans expiring on                   US$______________
                 *____________

        (e)      Bankers' Acceptances maturing on            $______________
                 *______________

        [*this date must be the same as the Conversion Date indicated in item 1]

        Will be converted into the following                 $______________
        Borrowings:

        (a)      Amount of Prime Rate Loan:                  $______________

        (b)      Amount of Base Rate Loan:                 US$______________

        (c)      LIBOR Loans expiring on                   US$______________
        *______________

        (d)      Bankers' Acceptances                        $______________
                 maturing on *_____________

                                                      Yours very truly,

                                                      THOMAS & BETTS, LIMITED

                                                      Per: ____________________
                                                           Title:

                                  SCHEDULE 5.3

                        NOTICE OF COMMITMENT CANCELLATION

                                                          Date: ________________

CANADIAN IMPERIAL BANK OF COMMERCE
1155 Rene-Levesque Blvd. West
Suite 1400
Montreal, Quebec
H3B 3Z4

Attention: The General Manager

Dear Sirs:

         We refer to the Amended and Restated Credit Agreement dated as of December 27, 2001, between THOMAS & BETTS, LIMITED and its Designated Subsidiaries from time to time, as solidary Borrower, the financial institutions party thereto as Lenders, and CANADIAN IMPERIAL BANK OF COMMERCE as Agent (the "CREDIT AGREEMENT").

         We hereby give you irrevocable notice of our intention to cancel the Available Commitment effective on the date indicated below and for the following amounts:

         1.       Effective date of cancellation:             _______________

         2.       Amount of Commitment cancellation:          $______________

         3.       Balance of Available Commitment after
                  giving effect to the cancellation:          $______________

         If on the effective date of this Commitment Cancellation the aggregate amount of Borrowings outstanding is greater than the balance of the Available Commitment after giving effect to such reduction, Borrowings will be reduced simultaneously in the manner provided in Section 5.3 of the Credit Agreement.

                                                 Yours very truly,

                                                 THOMAS & BETTS, LIMITED

                                                 Per: ________________________
                                                      Title:

                                SCHEDULE 12.1(c)

                            LEGAL OPINION OF COUNSEL

                                                  Date: ________________________

CANADIAN IMPERIAL BANK OF COMMERCE
1155 Rene-Levesque Blvd. West
Suite 1400
Montreal, Quebec
H3B 3Z4

and

to any other financial institutions
which may become a Lender
pursuant to the Credit Agreement
referred to below.

and

Stikeman, Elliott
1155 Rene-Levesque Blvd. West
Montreal, Quebec
H3B 3V2

Dear Sirs:

         We refer to the Amended and Restated Credit Agreement dated as of -, 2001, between THOMAS & BETTS, LIMITED and its Designated Subsidiaries from time to time, as solidary Borrower, the financial institutions party thereto as Lenders, and CANADIAN IMPERIAL BANK OF COMMERCE as Agent (the "CREDIT AGREEMENT"). All words and expressions defined in the Credit Agreement have the same meanings herein unless the context otherwise requires.

         We are counsel to - (the "CORPORATION") and have full knowledge of the transactions contemplated by the Credit Agreement. In rendering our opinion as counsel to the Corporation in connection with the Credit Facility, we have examined the following documents:

         (a)      the incorporation documents and by-laws of the Corporation;

         (b)      a duly executed copy of the Credit Agreement;

         (c) a resolution of the Board of Directors of the Corporation approving and authorizing the execution of the Credit Agreement on behalf of the Corporation;

         (d)      a certificate from an officer of the Corporation;

         (e) all such other documents and public instruments as we considered necessary in connection with this opinion.

         In such examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or facsimile copies.

         On the basis of and relying upon the foregoing, we are of the opinion that:

         1. The Corporation (a) is a corporation duly incorporated and validly existing under the laws of -, and (b) is in good standing with respect to the filing of its corporate returns under the laws of its jurisdiction of incorporation.

         2. The Corporation has full corporate power, capacity and legal right to carry on its enterprise as presently conducted, to own its property, assets and holdings, and to execute and deliver the Credit Agreement and perform its obligations thereunder.

         3. The execution and delivery by the Corporation of the Credit Agreement, and the performance by the Corporation of its obligations thereunder, have been duly authorized by all requisite corporate action on the part of the Corporation.

         4. The Credit Agreement has been duly executed and delivered on behalf of the Corporation.

         5. The execution and delivery by the Corporation of the Credit Agreement, and the performance by the Corporation of its obligations thereunder, are not prevented by and do not violate or result in a default under any provision of its Articles of Incorporation or by-laws.

         6. The execution and delivery of the Credit Agreement by the Corporation and the performance of its obligations thereunder do not violate or constitute a default under any law, rule or regulation of the jurisdiction in which the Corporation is now constituted.

         7. No approval, consent, license or authorization from, and no other action, filing or registration with, any department, agency, or other administrative authority of the jurisdiction in which the Corporation is now constituted is required for the execution and performance of the Credit Agreement in order for the Corporation (i) to incur its obligations provided for in the Credit Agreement, (ii) to execute and deliver the Credit Agreement and all other documents and instruments to be delivered by it thereunder, (iii) to perform and observe the terms and provisions thereof and (iv) to make all payments as required thereunder.

         [We have also conducted the following searches with respect to filings or registrations with respect to the name(s) indicated in Schedules and B attached hereto:

         (a) a search with respect to registrations in the Register of Personal and Movable Real Rights ("RPMRR") with respect to filings against movable (personal) property; and

         (b) a search at the Montreal Office of Bank of Canada with respect to registrations of notices of intention to give security under Section 427 of the Bank Act affecting inventory ("BANK ACT SEARCH").

         The foregoing searches did not disclose, as of the respective dates indicated in Schedules A and B, any filings or registrations for the Province of Quebec with respect to the name(s) searched other than those indicated in Schedules A and B, which are respectively the French and English versions of the name of the Corporation and of all the predecessor names of the Corporation.

         We draw to your attention, that there could exist various other rights in favour of third parties which would not be disclosed by the searches such as, for example, the following:

         (c) statutory claims and the rights of third parties whose claims have priority by law and which are not required to be published (registered);

         (d) the hypothecary rights of a creditor of a seller affecting movable property previously hypothecated by the seller and sold outside the ordinary course of business of the seller to any of the entities whose name has been searched, which rights are preserved by such creditor on the property sold by observing certain formalities within prescribed delays;

         (e) the following rights of a seller with respect to property sold under certain circumstances to any of the entities whose name has been searched:

                  (i) certain rights of resolution or revendication of an unpaid seller;

                  (ii) the hypothecary rights of a seller with respect to a hypothec granted by any of the entities whose name has been searched upon the acquisition of property and registered within prescribed delays; and

                  (iii) the rights of a seller acquired pursuant to an instalment (conditional) sale where the seller reserves ownership of the property, or a sale with right of redemption;

         (f) the rights of a lessor pursuant to a leasing contract with respect to movable property leased to any of the entities whose name has been searched;

         (g) the hypothecary rights of a creditor of any of the entities whose name has been searched affecting the following movable property:

                  (i) movable property hypothecated (pledged) with delivery (i.e. with physical dispossession); and

                  (ii) accounts receivable (claims) or movable property represented by a bill of lading or other negotiable instrument, provided that the hypothec affecting such property is published (by registration or delivery) within ten (10) days following the time the creditor gives value.

         Also, we draw to your attention that the RPMRR is a computer data base which came into force on January 1, 1994 and is still suffering from sporadic glitches and manual transcription errors of the registrar which can give rise to uncertainties. There have been instances where a proper search of the RPMRR has failed to disclose all entries.] [NOTE: MAY BE SUBSTITUTED BY LIEN SEARCH LANGUAGE FOR RELEVANT JURISDICTION(S) IN THE CASE OF CORPORATIONS WHOSE HEAD OFFICE IS NOT LOCATED IN THE PROVINCE OF QUEBEC].

                                              Yours very truly,

                                Schedule 12.1(e)

                           BORROWING BASE CERTIFICATE
                                    (monthly)

                     (letterhead of Thomas & Betts, Limited)

TO:   CANADIAN IMPERIAL BANK OF COMMERCE, as agent (the "AGENT")

FROM: THOMAS & BETTS, LIMITED

For the month of: -

         This certificate is delivered to you pursuant to the provisions of the Amended and Restated Credit Agreement dated as of December 27, 2001 (the "CREDIT AGREEMENT") among THOMAS & BETTS, LIMITED and its Designated Subsidiaries from time to time, as solidarily borrowers, the lenders party thereto and the Agent, as same may be amended, supplemented or restated at any time and from time to time.

         All capitalized terms and expressions used in this certificate have the meanings ascribed to them in the Credit Agreement.

1. As - of Thomas & Betts, Limited, I hereby confirm that as of -, the maximum amount available under the Credit Facility is $-, calculated, as provided by section 3.1A of the Credit Agreement, as follows:

         Authorized amount                                  Cdn $30,000,000 (A)

         75% of the Eligible Accounts Receivable
         (see Appendix 1)                                    ________________(B)

         50% of the Eligible Inventory (see Appendix 2)

                                                             ________________(C)

         Prior Claims of Thomas & Betts, Limited and
         of its direct and indirect subsidiaries (see
         Appendix 3)                                         ________________(D)

         [(B) + (C)] - (D)                                   ________________(E)

         Amount available: the lesser of (A) and (E)

     Dated:

                                             By:
                                                 __________________________
                                                 Name:
                                                 Title:

                      APPENDIX 1 TO THE MONTHLY CERTIFICATE

                          ELIGIBLE ACCOUNTS RECEIVABLE

                                                                        AMOUNT DUE
                                                                       (EXPRESSED IN          AGING (BY MULTIPLES
            NAME OF CLIENT                 COUNTRY OF ORIGIN              CDN $)                  OF 30 DAYS)
=================================================================================================================

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                      TOTAL                                               CDN $
======================================================================================

                      APPENDIX 2 TO THE MONTHLY CERTIFICATE

                               ELIGIBLE INVENTORY

                                                      BOOK VALUE (EXPRESSED
            DESCRIPTION OF INVENTORY                        IN CDN $)                    LOCATION
=======================================================================================================

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

                      APPENDIX 3 TO THE MONTHLY CERTIFICATE

                                  PRIOR CLAIMS